Exhibit 10.1

Prepared by and after recordation return to:	Execution Copy
KMZ Rosenman	Loan No. 01-1044432
1025 Thomas Jefferson Street, N.W., Ste. 700E
Washington, D.C. 20007-5201
Attn: Adam V. Lichtenstein, Esq.

AMENDED AND RESTATED DEED TO SECURE DEBT,

ASSIGNMENT OF LEASES AND PROFITS AND SECURITY AGREEMENT

from

ATLANTA AMERICAN HOTEL INVESTORS, L.P.

as Borrower

to

GMAC COMMERCIAL MORTGAGE CORPORATION

as Lender

Dated: April 30, 2004

PREPARED BY AND AFTER RECORDATION RETURN TO:

NOTE TO TAX COMMISSIONER: THIS INSTRUMENT AMENDS AND RESTATES, IN THE ENTIRETY, THE INDEBTEDNESS SECURED BY THE ORIGINAL LOAN DOCUMENTS (AS HEREINAFTER DEFINED) AND INTANGIBLE TAX HAS BEEN PREVIOUSLY PAID IN CONNECTION WITH THE ORIGINAL LOAN DOCUMENTS. FURTHER, THE WHOLE OF THE PRINCIPAL INDEBTEDNESS SECURED HEREBY FALLS DUE WITHIN THREE (3) YEARS FROM THE DATE OF THE NOTE EVIDENCING SUCH INDEBTEDNESS. AS A RESULT OF THE FOREGOING, NO TAX IS DUE UPON THE RECORDING OF THIS INSTRUMENT. SEE O.C.G.A. §48-6-60 AND §48-6-61.

i

44.	Authority	63
45.	Waiver of Notice	63
46.	Compliance with Applicable Laws
47.	Sole Discretion of Lender	63
48.	Non-Waiver	64
49.	No Oral Change	64
50.	Liability	64
51.	Inapplicable Provisions	64
52.	Section Headings	65
53.	Counterparts	65
54.	Certain Definitions	65
55.	Assignments	65
56.	SUBMISSION TO JURISDICTION	65
57.	Agent for Receipt of Process	66
58.	Service of Process	66
59.	WAIVER OF JURY TRIAL	66
60.	Homestead	67
61.	CHOICE OF LAW	67
62.	Time of Essence	67
63.	Survival	67
64.	No Third-Party Beneficiary Rights Created	68
65.	Discharge	68
66.	Maintaining Priority of Deed	68
67.	Costs	68
68.	Ground Lease	69
69.	Local Law Provisions	70
70.	Amendment and Restatement	72

ii

AMENDED AND RESTATED DEED TO SECURE DEBT,

ASSIGNMENT OF LEASES AND PROFITS AND SECURITY AGREEMENT

This AMENDED AND RESTATED DEED TO SECURE DEBT, ASSIGNMENT OF LEASES AND PROFITS AND SECURITY AGREEMENT (this “Deed”) is dated this 30th day of April, 2004 from ATLANTA AMERICAN HOTEL INVESTORS, L.P., a Delaware limited partnership, having an address at c/o Wyndham International, Inc., 1950 Stemmons Freeway, Suite 6001, Dallas, Texas 75207 (“Borrower”) to GMAC COMMERCIAL MORTGAGE CORPORATION, a California corporation, with an address at 200 Witmer Road, Horsham, Pennsylvania 19044, Attention: Servicing - Executive Vice President (“Lender”).

WHEREAS, on July 31, 1998, Lender made a loan to Borrower in the original principal amount of Twenty-Five Million Nine Hundred Twenty-Eight Thousand Five Hundred and No/Dollars ($25,928,500.00) (the “Original Loan”) as evidenced by that certain Deed to Secure Debt Note, dated July 31, 1998 made by Borrower, as maker to Lender, as payee (the “Original Note”);

WHEREAS, the Original Loan is secured by, among other documents, that certain Deed to Secure Debt, Assignment of Leases and Profits and Security Agreement made by Borrower in favor of Lender, dated July 31, 1998, recorded August 26, 1998 in Deed Book 25027, Page 002 with the Clerk of the Superior Court for Fulton County, Georgia (as modified from time to time, the “Original Deed;” the Original Note, the Original Deed and any and all other documents executed prior to the date hereof which amend such documents or which otherwise evidence, secure, relate to and/or guarantee the Original Loan shall collectively be referred to herein as, the “Original Loan Documents”);

WHEREAS, Lender is the current holder of the Original Loan and the Original Loan Documents;

WHEREAS, Borrower has requested, and Lender has agreed, that the Original Loan Documents be amended, restated and superceded in their entirety, so that, as amended and restated, they contain terms and provisions established by and acceptable to Lender and Borrower; and

WHEREAS, as a condition precedent to Lender’s obligation to amend and restate the Original Loan (as hereinafter defined), Lender requires that Borrower execute and deliver this Deed.

NOW, THEREFORE, for and in consideration of the foregoing, the sufficiency of which is hereby acknowledged, the Original Deed is hereby amended and restated in its entirety as follows:

BORROWER, in consideration of the indebtedness herein recited, and in consideration of the sum of Ten and No/100 Dollars ($10.00) in hand paid by Lender, the receipt of which is hereby acknowledged, does hereby irrevocably grant, bargain, sell, pledge, assign, warrant, transfer and convey unto Lender and its successors and assigns forever, all of Borrower’s right, title and interest in and to certain land in Fulton County, Georgia, more particularly described as Tract One (fee simple), Tract Three (fee simple) and Tract Four (leasehold estate, pursuant to the Tract Four Ground Lease, as hereinafter defined), Tract Five (fee simple) and Tract Six (leasehold estate, pursuant to the Tract Six Ground Lease, as hereinafter defined) on Exhibit A attached hereto and made a part hereof (the “Land”; together with all of Borrower’s right, title and interest in and to the following described property, to the extent assignable, collectively, the “Property”) to secure, among other things, the Note (hereinafter defined) in the original principal balance of Eighteen Million and No/100 Dollars ($18,000,000.00), maturing on May 1, 2006.

TOGETHER WITH all buildings, structures and improvements now or hereafter situated or to be situated on the Land or appurtenant thereto, including without limitation, that certain “Wyndham Atlanta Downtown” hotel currently operating on the Land (collectively, the “Improvements”).

TOGETHER WITH all machinery, furnishings and equipment including, without limitation, all furnaces, boilers, oil burners, radiators and piping, coal stokers, refrigeration and sprinkler systems, wash-tubs, sinks, gas and electric fixtures, awnings, window shades, kitchen cabinets, plants and shrubbery and all other equipment and machinery, motor vehicles and other vehicles, appliances, fittings and fixtures of every kind in or used in the operation of the Land and the Improvements, together with any and all replacements thereof and additions thereto, fixtures (including, without limitation, all heating, air-conditioning, plumbing and bathroom, lighting, communications and elevator fixtures), inventory and articles of personal property and accessions thereof and renewals, replacements thereof and substitutions therefor (including, without limitation, beds, bureaus, chiffonniers, chests, chairs, desks, lamps, mirrors, bookcases, tables, rugs, carpeting, drapes, draperies, curtains, shades, venetian blinds, screens, paintings, hangings, pictures, divans, couches, luggage carts, luggage racks, stools, sofas, chinaware, linens, pillows, blankets, glassware, foodcarts, cookware, dry cleaning facilities, dining room wagons, keys or other entry systems, bars, bar fixtures, liquor and other drink dispensers, icemakers, radios, clock radios, television sets, intercom and paging equipment, electric and electronic equipment, dictating equipment, private telephone systems, medical equipment, potted plants, heating, lighting and plumbing fixtures, fire prevention and extinguishing apparatus, cooling and air-conditioning systems, elevators, escalators, fittings, plants, apparatus, stoves, ranges, refrigerators, laundry machines, tools, machinery, engines, dynamos, motors, boilers, incinerators, switchboards, conduits, compressors, vacuum cleaning systems, floor cleaning, waxing and polishing equipment, call systems, brackets, electrical signs, bulbs, bells, fuel, conveyors, cabinets, lockers, shelving, spotlighting equipment, dishwashers, garbage disposals, washers and dryers), other customary equipment and other property of every kind and nature, whether tangible or intangible, whatsoever owned by Borrower, or in which Borrower has or shall have an interest, now or hereafter located upon the Land and the Improvements, and usable in connection with the present or future operation and occupancy of the Land and the

Improvements and all equipment, materials and supplies of any nature whatsoever owned by Borrower, or in which Borrower has or shall have an interest, now or hereafter located upon the Land and the Improvements, or appurtenant thereto, or usable in connection with the present or future operation, enjoyment and occupancy of the Land and the Improvements (collectively, to the extent of Borrower’s interest and to the extent assignable or lienable by Borrower, the “Personal Property”), and all proceeds and products of any such property;

TOGETHER WITH all of Borrower’s right, title and interest in and to all accounts, escrows (including, without limitation, the Accounts, as hereinafter defined), documents, instruments, chattel paper, claims, deposits, deposit accounts, payment intangibles of Borrower, investment property and general intangibles of Borrower, as such terms are defined in the Uniform Commercial Code, and all agreements, contracts, certificates, instruments, and other documents, now or hereafter entered into, including, without limitation, the Management Agreement (to the extent permitted thereby), and all proceeds, substitutions and replacements thereof, all of Borrower’s interest in contract rights, insurance proceeds, condemnation award or proceeds, security deposits, franchises, books, records, appraisals, architectural and engineering plans, specifications, environmental and other reports relating to the Land, trademarks (to the extent assignable), trade names (to the extent assignable), servicemarks, logos, copyrights, goodwill, symbols, permits, licenses (to the extent assignable), approvals, actions, tenant or guest lists, correspondence with present and prospective purchasers, tenants, guests and suppliers, advertising materials and telephone exchange numbers as identified in such materials, all refunds, rebates or credits in connection with a reduction in real estate taxes and assessments charged against the Land as a result of tax certiorari or any applications or proceedings for reduction, and causes of action which now or hereafter relate to, are derived from or are used in connection with the Land, or the use, operation, maintenance, occupancy or enjoyment thereof or the conduct of any business or activities thereon, it being understood that Borrower owns no rights to or in connection with the name “Wyndham” and none are included herein (collectively, “Intangibles”);

TOGETHER WITH all of Borrower’s right, title and interest in and to the Ground Lease, together with any and all modifications, extensions and renewals of the Ground Lease and all credits, deposits (including, without limitation, any deposit of cash or securities or any other property which may be held to secure Borrower’s performance of its obligations under the Ground Lease), options, privileges and rights of Borrower, as tenant under the Ground Lease, including, without limitation, the right, if any, to renew or extend the Ground Lease for a succeeding term or terms, including any and all right, title and interest, of whatever character, whether vested or contingent, and whether now or hereafter acquired, in and to the Land or Improvements, together with all rights, privileges and benefits, of whatever character, now or hereafter derived, to which Borrower may be entitled by virtue of the Ground Lease or upon termination of the Ground Lease, including the right to exercise options (and interests acquired as a result thereof), give consents and receive payments, including, without limitation, insurance proceeds, pursuant to the Ground Lease, and the like;

TOGETHER WITH all of Borrower’s right, title and interest in and to all leases and other agreements affecting the use, enjoyment or occupancy of the Land or the Improvements heretofore or hereafter entered into (including, without limitation, the Refusal Agreement, Tract Four Sublease and any other subleases, licenses, concessions, tenancies and other occupancy agreements covering or encumbering all or any portion of the Land, together with any guarantees, supplements, amendments, modifications, extensions and renewals of any thereof, and all additional remainders, reversions, and other rights and estates appurtenant thereto, as the same may be amended from time to time (collectively, “Leases”);

TOGETHER WITH all of Borrower’s right, title and interest in and to any easements and appurtenances benefiting or affecting the Property;

TOGETHER WITH all of Borrower’s right, title and interest in and to the Operating Agreements (as hereinafter defined), together with any amendments, modifications, extensions and renewals of any thereof, and all subordinations, estoppels and other rights in connection therewith;

TOGETHER WITH all of Borrower’s right, title and interest in and to all agreements (including, without limitation, the Management Agreement (as hereinafter defined) and all agreements now or hereafter entered into for the use and enjoyment of all food, liquor and other beverage licenses) to the extent that an assignment of such agreements would not cause a default thereunder or termination thereof without the consent of any other party thereto, but only to the extent that such consent has not been given, contracts, certificates, instruments, franchises, permits, licenses (including, without limitation, food, liquor and other beverage licenses, to the extent assignable), plans, specifications and other documents, now or hereafter entered into, together with any amendments, modifications, extensions and renewals of any thereof, and all subordinating estoppel rights therein and thereto, respecting or pertaining to the use, occupation, construction, management or operation of the Land and any part thereof and any Improvements or respecting any business or activity conducted on the Land and any part thereof and all right, title and interest of Borrower therein and thereunder, including, without limitation, the right, while an Event of Default (as hereinafter defined) remains uncured, to receive and collect any sums payable to Borrower thereunder;

TOGETHER WITH the right, in the name and on behalf of Borrower, to commence any action or proceeding to protect the interest of Lender in the Property and while an Event of Default remains uncured, to appear in and defend any action or proceeding brought with respect to the Property;

TOGETHER WITH all of Borrower’s right, title and interest in and to all (i) income, rents, room rates, receipts, issues, profits, revenues (including all oil and gas or other mineral royalties or bonuses), deposits and other benefits now due or which may become due or to which Borrower is now or hereafter may become entitled or which Borrower may demand or claim arising or issuing from or out of the operation of the business at the Land or any part thereof and all amounts paid as rents for such Land or the fees, charges, accounts or other payments for the use or occupancy of rooms and other public facilities in hotels, motels or other lodging facilities, including, without limitation, all revenues and credit card receipts collected from guest rooms, restaurants, bars, mini-bars, meeting rooms, banquet rooms, recreational facilities and otherwise; and (ii) receivables, customer obligations, installment payment obligations and other payment obligations whether already accrued, now accruing or to accrue in the future for the occupancy or use of the Property or any part thereof, or arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the possession, use or occupancy of all or any portion of the Land or personalty located thereon, or the rendering of services by Borrower or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others including, without limitation, from the rental of any office space, retail space, commercial space, parking space, guest rooms or other space, halls, stores or offices, including any deposits securing reservations of such space, exhibit or sales space of every kind, license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance relating to the use, enjoyment or occupancy of the Land, regardless of whether the revenues described in the preceding clauses (i) and (ii) are paid or accrued before or after the filing by or against Borrower of any petition for relief under any state or federal bankruptcy or insolvency laws (collectively, “Profits”); and

TOGETHER WITH all awards heretofore and hereafter made to Borrower for taking by eminent domain the whole or any part of the Land or any easement therein, including any awards for changes of grade of streets; and

TOGETHER WITH any and all rights of Borrower in and to the foregoing.

TO HAVE AND TO HOLD the above granted and described Property and all parts, rights, members and appurtenances thereof, for the use, benefit and on behalf of Lender, its successors and assigns, forever, together with all Profits therefrom.

PROVIDED, HOWEVER, upon full payment of the Debt, Lender shall reconvey to Borrower the Property hereby granted and shall cancel and surrender this Deed in the manner provided by law.

This conveyance is intended (i) to constitute a security agreement as required under the Uniform Commercial Code of Georgia and (ii) to operate as and is to be construed as a deed passing title to the Land and Improvements to the Lender and is made under those provisions of the existing laws of the State of Georgia relating to deeds to secure debt, and not as a mortgage. Accordingly, all references herein to the “lien of this deed,” and words of similar import shall be deemed to refer to “the security title and security interest created by this deed;” and all references herein to the “mortgaging” of the Property, or words of similar import, shall be deemed to refer to “the granting of security title and security interest in” such Property.

TO SECURE to Lender:

(a) Payment of all indebtedness evidenced by an interest-bearing loan and debt in the original principal sum of Eighteen Million and No/100 Dollars ($18,000,000.00) (the “Loan”)

evidenced by that certain Deed to Secure Debt Note dated as of the date hereof from Borrower, as maker, to Lender, as payee (the “Note”), the terms of which are incorporated herein by reference as well as all renewals, extensions, modifications and recastings of the Note.

(b) The performance of all covenants, obligations, indemnities and agreements required of Borrower or Guarantor under the Note, this Deed, any indemnity executed in connection with the Loan, and all other material agreements, documents, and instruments executed and delivered by Borrower or Guarantor, evidencing, securing, guaranteeing or governing the indebtedness hereby secured (the Note, this Deed, the Lease Assignment, the Contract Assignment, the Financing Statements, the Environmental Agreement, the Guaranty, the Replacement Reserve Agreement, the Manager Subordination Agreement, Lockbox Agreement and all such other agreements, documents and instruments evidencing, securing, guaranteeing or relating to the Loan executed or delivered in connection therewith by Borrower, Manager or Guarantor are hereinafter referred to collectively as the “Loan Documents”).

(c) The payment of (i) interest, default interest, late charges and other sums as provided in the Loan Documents; and (ii) all other monies agreed or provided to be paid by Borrower in the Loan Documents.

(d) The payment of any and all future advances made to Borrower hereunder or under any of the Loan Documents.

(e) The performance of all obligations of any surety, guarantor or indemnitor of any of the obligations of Borrower under the Loan Documents.

(f) The payment of all costs and expenses, including court costs, reasonable attorneys’ fees, witness fees (including fees of expert witnesses), paid, advanced, or incurred by Lender in accordance with the provisions of the Loan Documents to protect or preserve the Property or the validity or priority of this Deed, or to enforce the remedies of Lender as provided for herein or in the other Loan Documents.

(g) The performance by Borrower of all obligations of Borrower as landlord under any Lease of all or any portion of the Property and the performance by Borrower of all obligations of Borrower under the Management Agreement.

1.	Defined Terms

The following terms shall have the following meanings:

(a) “Access Laws” shall have the meaning set forth in Section 39(a) hereof.

(b) “Accounts” shall have the meaning set forth in Section 7(b) hereof.

(c) “Asbestos” shall have the meaning set forth in Section 36 hereof.

(d) “Borrower” shall have the meaning set forth in the preamble to this Deed.

(e) “Budget” shall mean the budget for the use and application of the Loan and gross income derived from the operation of the Property, including all expenses to be satisfied from the Accounts, as set forth in the budget delivered by Borrower to Lender with respect to the balance of the current calendar year, and the annual budget to be delivered in accordance with the terms hereof for each subsequent calendar year for so long as any portion of the Debt remains outstanding.

(f) “Closing Date” shall mean the date hereof.

(g) “Collateral” shall have the meaning set forth in Section 29 hereof.

(h) “Condemnation” shall have the meaning set forth in Section 8(a) hereof.

(i) “Contract Assignment” shall have the meaning set forth in Section 2(b) hereof.

(j) “Debt” shall mean the outstanding principal balance of the Note from time to time, with all accrued and unpaid interest thereon, and all other sums now or hereafter due under the Loan Documents, and as described in the last paragraph of this Section.

(k) “Debt Service Coverage Ratio” shall mean the ratio of:

(i) the NOI produced by the operation of the Property during the twelve (12) calendar month period immediately preceding the calculation, to

(ii) the projected payments of principal, if any, and interest due under the Note for the twelve (12) calendar month period immediately following the calculation, as said coverage ratio is reasonably calculated by Lender in accordance with its then-applicable underwriting standards for similar loans secured by comparable properties.

(l) “Deed” shall have the meaning set forth in the recitals of this Deed.

(m) “Default Rate” shall mean the rate of interest payable during the continuance of an Event of Default (hereinafter defined), as more particularly described in the Note.

(n) “Environmental Agreement” shall have the meaning set forth in Section 2(b) hereof.

(o) “Environmental Laws” shall have the meaning set forth in Section 35 hereof.

(p) “Equipment” shall mean all machinery, furnishings, equipment, fixtures (including, without limitation, all heating, air-conditioning, plumbing, lighting, communications and elevator fixtures), inventory and articles of personal property and accessions thereof and renewals, replacements thereof and substitutions therefor (including, without limitation, beds, bureaus, chiffonniers, chests, chairs, desks, lamps, mirrors, bookcases, tables, rugs, carpeting, drapes, draperies, curtains, shades, venetian blinds, screens, paintings, hangings, pictures, divans, couches, luggage carts, luggage racks, stools, sofas, chinaware, linens, pillows, blankets, glassware, foodcarts, cookware, dry cleaning facilities, dining room wagons, keys or other entry systems, bars, bar fixtures, liquor and other drink dispensers, icemakers, radios, clock radios, television sets, intercom and paging equipment, electric and electronic equipment, dictating equipment, private telephone systems, medical equipment, potted plants, heating, lighting and plumbing fixtures, fire prevention and extinguishing apparatus, cooling and air-conditioning systems, elevators, escalators, fittings, plants, apparatus, stoves, ranges, refrigerators, laundry machines, tools, machinery, engines, dynamos, motors, boilers, incinerators, switchboards, conduits, compressors, vacuum cleaning systems, floor cleaning, waxing and polishing equipment, call systems, brackets, electrical signs, bulbs, bells, fuel, conveyors, cabinets, lockers, shelving, spotlighting equipment, dishwashers, garbage disposals, washers and dryers), other customary hotel equipment and other property of every kind and nature, whether tangible or intangible, whatsoever owned by Borrower, or in which Borrower has or shall have an interest, now or hereafter located upon the Land and the Improvements, or appurtenant thereto, and usable in connection with the present or future operation and occupancy of the Land and the Improvements and all building equipment, materials and supplies of any nature whatsoever owned by Borrower, or in which Borrower has or shall have an interest, now or hereafter located upon the Land and the Improvements, or appurtenant thereto, or usable in connection with the present or future operation, enjoyment and occupancy of the Land and the Improvements.

(q) “ERISA” shall have the meaning set forth in Section 40(a) hereof.

(r) “Event of Default” shall have the meaning set forth in Section 24 hereof.

(s) “Expenses” shall mean the aggregate of the following items (capitalized terms in this subsection and not otherwise defined herein shall have the meanings ascribed to such terms by the Hotel Standard Chart of Accounts) actually incurred by Borrower, whether or not paid, during the twelve (12) month period ending one (1) month prior to the date on which the NOI is to be calculated (except that capital expenses and reserves set forth in subsection (xiv) below shall be adjusted by Lender to reflect projected adjustments for the subsequent twelve (12) month period beginning on the date on which the NOI is to be calculated):

(i) departmental expenses incurred at departments within the Property including rooms, food and beverage, telephone and other;

(ii) the Property’s pro rata share of costs and expenses of the national and regional reservations system service under the Management Agreement;

(iii) administrative and general expenses incurred by the Property;

(iv) marketing, advertising and business promotion expenses incurred by the Property;

(v) all costs and fees of technical consultants and operational experts who are retained or employed by Manager for specialized services (including, without limitation, quality assurance inspectors) and the costs of attendance by employees of the Property at training and manpower development programs sponsored by Manager;

(vi) all utility costs including heat, light power, water, telephone, and computer line charges;

(vii) operations and maintenance expenses, which include the cost of necessary repair or replacement of Improvements or replacement of Equipment of like kind and quality or such kind or quality that is necessary to maintain the Property to the standards are required under the Management Agreement, this Deed or any of the Loan Documents, as determined by Lender (to the extent such are paid for by Borrower from sources other than the Replacement Reserve Account);

(viii) common area maintenance fees and improvement district assessments;

(ix) base and incentive management fees required under the Management Agreement (not to exceed three percent (3%) of the gross income derived from the operation of the Property and reasonable reimbursements);

(x) any costs and expenses incurred by Manager in terminating its employees at the Property pursuant to the Management Agreement;

(xi) Taxes and Other Charges (to the extent such are paid by Borrower from sources other than the Tax and Insurance Escrow Account);

(xii) general and operating insurance premiums (to the extent such are paid by Borrower from sources other than the Tax and Insurance Escrow Account);

(xiii) monthly installments made by Borrower to the Tax and Insurance Escrow Account and the Replacement Reserve Account (exclusive of the initial deposit made by Borrower to such accounts);

(xiv) lease payments and associated costs on any operating (as opposed to capital) leases of Equipment;

(xv) rental payments pursuant to any ground lease;

(xvi) all costs and fees of independent professionals or other third parties who are retained by Manager to perform services required or permitted under the Management Agreement; and

(xvii) such other costs and expenses incurred by Manager as are otherwise reasonably necessary for the proper and efficient operation of the Property.

(t) “FF&E Financing” shall have the meaning set forth in Section 10(s) hereof.

(u) “Financing Statements” shall mean any and all UCC financing statements filed by or on behalf of Lender as additional security hereunder.

(v) “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government.

(w) “Ground Lease” shall mean, collectively, the Tract Four Ground Lease and the Tract Six Ground Lease.

(x) “Ground Lessor” shall mean Luckie.

(y) “Guarantor” shall mean Wyndham International, Inc., a Delaware corporation

(z) “Guaranty” shall have the meaning set forth in Section 2(b) hereof.

(aa) “Hazardous Substances” shall have the meaning set forth in Section 35 hereof.

(bb) “Improvements” shall have the meaning set forth in the recitals of this Deed.

(cc) “Insurance Premiums” shall have the meaning set forth in Section 4(e) hereof.

(dd) “Insured Casualty” shall have the meaning set forth in Section 4(f)(ii) hereof.

(ee) “Intangibles” shall have the meaning set forth in the recitals of this Deed.

(ff) “Investor” shall have the meaning set forth in Section 21 hereof.

(gg) “knowledge” as used in phrases pertaining to Borrower, such as, without limitation, “to Borrower’s knowledge,” “to the best of Borrower’s knowledge,” or “to the best knowledge of Borrower” means the current actual conscious knowledge of the following persons, who are all either employees or officers of Borrower, Guarantor, Manager or Borrower’s other affililates and who have knowledge pertaining to the Borrower and/or the Property: Phil Gosch, Mark Chloupek, Richard Senechal, Jim Conley, Niles Harris, Terrence Chavis and Michelle Smith, and shall not include any constructive, imputed or inquiry knowledge, or imply any special duty or standard of investigation or review.

(hh) “Land” shall mean the real property comprising the Property, more particularly described on Exhibit A to this Deed.

(ii) “Lender” shall have the meaning set forth in the preamble to this Deed.

(jj) “Lease Assignment” shall have the meaning set forth in Section 2(b) hereof.

(kk) “Leases” shall have the meaning set forth in the recitals of this Deed.

(ll) “Loan” shall have the meaning set forth in the recitals of this Deed.

(mm) “Loan Documents” shall have the meaning set forth in the recitals of this Deed.

(nn) “Loan-To-Value Ratio” shall mean the ratio of: (i) the Debt, plus all other debt (or other liquidated economic obligations) which is then outstanding and secured by the Property, to (ii) the appraised value of the Property as estimated by an appraiser acceptable to Lender. Any appraisal for purposes of calculating the Loan-To-Value Ratio shall be performed in accordance with the then-approved standards under the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

(oo) “Luckie” shall mean Luckie Street Properties, LLC, a Georgia limited liability company, the fee owner of “Tract Four” and “Tract Six” as identified on Exhibit A attached hereto.

(pp) “Major Leases” shall have the meaning given to such term in Section 9(b) hereof.

(qq) “Management Agreement” shall mean that certain Wyndham Atlanta Amended and Restated Management Agreement dated as of substantially even date herewith between Borrower and Manager, pursuant to which Manager operates the Property as a hotel.

(rr) “Manager” shall mean Wyndham Management Corporation, a Delaware corporation.

(ss) “Manager Subordination Agreement” shall have the meaning set forth in Section 2(b) hereof.

(tt) “Maturity Date” shall mean the Maturity Date (as such term is defined in the Note) or any earlier acceleration of sums due under the Note pursuant to Lender’s declaration of an Event of Default.

(uu) “NOI” shall mean as of any date of determination, the aggregate amount of the gross income derived from the operation of the Property for the twelve (12) month period prior to each respective date of determination, or an actual annualized basis, to the extent there is not a twelve (12) calendar month period immediately preceding the date of determination, less the aggregate amount of Expenses for the twelve (12) month period, or such actual annualized basis, ending one (1) month prior to each respective date of determination, adjusted as Lender deems necessary to reflect the net operating income of the Property in accordance with Lender’s then-current underwriting standards. NOI shall include only Profits and such other income, including any rent loss, business interruption or business income insurance proceeds, vending or concession income, late fees, forfeited security deposits and other miscellaneous tenant charges, which are actually received and Expenses actually incurred or payable during the period for which the NOI is being calculated, as set forth on operating statements satisfactory to Lender. NOI shall be calculated on an accrual basis in accordance with generally accepted accounting principles consistently applied, based on the Uniform System of Accounts.

(vv) “Note” shall have the meaning set forth in the recitals of this Deed.

(ww) “O&M Plan” shall have the meaning set forth in Section 36 hereof.

(xx) “OFAC List” means the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any Requirements of Law, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by an Executive Order of the President of the United States. The OFAC List currently is accessible through the internet website www.treas.gov/ofac/t11sdn.pdf.

(yy) “Operating Agreements” shall have the meaning set forth in Section 20 hereof.

(zz) “Other Charges” shall have the meaning set forth in Section 5 hereof.

(aaa) “Patriot LP” shall mean Patriot American Hospitality Partnership, L.P., a Virginia limited partnership.

(bbb) “Person” means an individual, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

(ccc) “Permitted Encumbrances” shall have the meaning set forth in Section 3(a) hereof.

(ddd) “Permitted Transfers” shall have the meaning set forth in Section 13(b) hereof.

(eee) “Phase I” shall have the meaning set forth in Section 35 hereof.

(fff) “Policies” shall have the meaning set forth in Section 4(e) hereof.

(ggg) “Profits” shall have the meaning set forth in the recitals of this Deed.

(hhh) “Property” shall have the meaning set forth in the recitals of this Deed.

(iii) “Remedial Work” shall have the meaning set forth in Section 37 hereof.

(jjj) “Refusal Agreement” shall mean that certain Right of First Refusal Agreement, dated as of October 23, 2002 by and between Borrower and Luckie with respect to “Tract Five” as identified on Exhibit A attached hereto.

(kkk) “Replacement Reserve Agreement” shall have the meaning set forth in Section 2(b) hereof.

(lll) “Replacement Reserve Account” shall have the meaning set forth in Section 7(b) hereof.

(mmm) “Requirements of Law” means (a) the organizational documents of an entity, and (b) any law, regulation, ordinance, code, decree, treaty, ruling or determination of an arbitrator, court or other Governmental Authority, or any Executive Order issued by the President of the United States, in each case applicable to or binding upon such Person or to which such Person, any of its property or the conduct of its business is subject including, without limitation, laws, ordinances and regulations pertaining to the zoning, occupancy and subdivision of real property.

(nnn) “Securities” shall have the meaning set forth in Section 21(b) hereof.

(ooo) “Tax and Insurance Escrow Account” shall have the meaning set forth in Section 7(b) hereof.

(ppp) “Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 6 hereof.

(qqq) “Taxes” shall have the meaning set forth in Section 5 hereof.

(rrr) “Tract Four Ground Lease” shall mean that certain Indenture of Lease by and between Frederick Preston Roddey and Marguerite Crabb Therell, as landlord (“Roddey”

and “Therell”, respectively) and Atlanta Americana Motor Hotel Corporation, as tenant (“AAMHC”), dated November 9, 1973, filed for record March 6, 1974 and recorded in Deed Book 6006, page 240, of the Fulton County, Georgia Records (the “Recorder’s Office”), as modified by that certain (i) Assignment of Leases from AAMHC to Borrower filed for record on December 22, 1997 in Deed Book 23623, Page 335 in the Recorder’s Office; and (ii) Bill of Sale and Assignment, dated August 29, 2002, by and between Roddey and Marguerite Crabb Phillips (successor to Therell) and Luckie, which lease affects Tract Four as identified on Exhibit A attached hereto.

(sss) “Tract Four Sublease” shall mean that certain Indenture of Sublease, dated as of October 23, 2002, by and between Borrower, as landlord, and Luckie, as tenant, with respect to Tract Four as identified on Exhibit A attached hereto.

(ttt) “Tract Six Ground Lease” shall mean that certain Indenture of Lease, dated as of October 23, 2002, by and between Luckie, as landlord, and Borrower, as tenant, which lease affects Tract Six as identified on Exhibit A attached hereto.

(uuu) “Uniform Commercial Code” shall mean the Uniform Commercial Code, as adopted and enacted by the State or States where any of the Property is located.

(vvv) “Uniform System of Accounts” shall have the meaning set forth in Section 10(h) hereof.

(www) “WHC GP” shall mean WHC Atlanta GP, LLC, a Delaware limited liability company.

Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Note. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Deed may be used interchangeably in singular or plural form and the word “Borrower” shall mean “each Borrower”, the word “Lender” shall mean “Lender, its successors and assigns, and any subsequent holder of the Note”, the word “Debt” shall mean “any indebtedness evidenced by the Note and any other evidence of indebtedness secured by this Deed”, the word “person” shall include an individual, corporation, partnership, trust, unincorporated association, government, governmental authority and any other entity, and the word “Property” shall include any portion of the Property and any interest therein and the words “attorneys’ fees” shall mean any and all reasonable attorneys’ fees, paralegal and law clerk fees actually incurred including, without limitation, fees at the pretrial, trial and appellate levels incurred or paid by Lender in protecting its interest in the Property and Collateral and enforcing its rights hereunder. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

2.	The Loan

(a) Upon and subject to the terms and conditions herein set forth, Lender agrees to lend to Borrower and Borrower agrees to borrow from Lender, the principal sum of Eighteen Million and No/100 Dollars ($18,000,000.00). Borrower will pay the Debt at the time and in the manner provided in the Note, this Deed and the other Loan Documents. All payments made to Lender in respect of the Debt after payment of principal, if any, and interest due and payable under the Note shall be applied by Lender in the following order of priority:

(i) first, to fund the Tax and Insurance Escrow Account;

(ii) next, to reimburse Lender for any unpaid costs, sums and expenses incurred or advanced by Lender on Borrower’s behalf in accordance with the provisions of the Loan Documents or in the enforcement of Lender’s rights hereunder;

(iii) next, to fund the Replacement Reserve Account; and

(iv) thereafter, one hundred percent (100%) of the balance, if any, to reduce the outstanding principal balance of the Loan.

(b) All the covenants, conditions and agreements contained in the Note, the Assignment of Leases, Rents and Profits dated as of the date hereof from Borrower to Lender (the “Lease Assignment”); the Environmental Indemnity Agreement dated as of the date hereof among Lender, Borrower and Guarantor (the “Environmental Agreement”), the Guaranty of Recourse Obligations dated as of the date hereof from Guarantor to Lender (the “Guaranty”), the Assignment of Contracts, Licenses, Permits, Agreements, Warranties and Approvals, dated as of the date hereof from Borrower for the benefit of Lender (the “Contract Assignment”), the Replacement Reserve Agreement dated as of the date hereof from Borrower for the benefit of Lender (the “Replacement Reserve Agreement”), the Consent, Subordination and Recognition Agreement dated as of the date hereof among Borrower, Manager and Lender, (the “Manager Subordination Agreement”), and the other Loan Documents are hereby made a part of this Deed to the same extent and with the same force as if fully set forth herein.

3.	Warranty of Title

(a) Borrower represents and warrants generally that Borrower (i) is lawfully seized and possessed of, and has good indefeasible fee simple title to, the Land and Improvements thereon with respect to Tract One (fee simple), Tract Three (fee simple) and Tract Five (fee simple) as specified in the title insurance policy insuring the lien of this Deed, and has an indefeasible leasehold estate in the Land and Improvements thereon with respect to Tract Four (leasehold) and Tract Six (leasehold), as more particularly set forth in Exhibit A attached hereto, subject only to the encumbrances shown in the title insurance policy insuring the lien of this Deed (the “Permitted Encumbrances”); (ii) has the full power, authority and right to execute, deliver and perform its obligations under this Deed and to encumber, mortgage, give, grant, bargain, sell, alienate, enfeoff, convey, confirm, pledge, assign, hypothecate and grant a security interest in the Property; (iii) subject only to the Permitted Encumbrances, possesses an unencumbered fee estate/and or leasehold estate in the Land and the Improvements; and (iv) owns the Land and the Improvements free and clear of all liens, encumbrances and charges whatsoever except for the Permitted Encumbrances. Borrower further represents and warrants that this Deed is and will remain a valid and enforceable first lien on and security interest in the Property, subject only to the Permitted Encumbrances. Borrower shall forever specially warrant, defend and preserve such title and the validity and priority of the lien of this Deed and shall forever specially warrant and defend such title, validity and priority to Lender against the claims of all persons claiming by, through or under Borrower.

(b) In addition, Borrower represents and warrants, to Borrower’s knowledge, that (i) the Ground Lease is in full force and effect and has not been modified or amended in any manner whatsoever, (ii) there are no defaults under the Ground Lease and no event has occurred, which but for the passage of time, or notice, or both, would constitute a default under the Ground Lease, (iii) all rents, additional rents and other sums due and payable under the Ground Lease have been paid in full, (iv) neither the Ground Lessor, nor Borrower has commenced any action or given or received any notice for the purpose of terminating the Ground Lease; and (v) the interest of the tenant under the Ground Lease is vested in Borrower.

4.	Insurance

(a) Notwithstanding any other provisions of this Section 4, while Manager is managing the Property, Borrower shall strictly enforce the insurance requirements and obligations set forth in the Management Agreement, and shall provide or shall cause to be provided to Lender, upon request, acceptable evidence that such insurance is, at all times, in full force and effect as regards the Property. Unless and until either (i) Manager is no longer managing the Property pursuant to the terms and provisions of the Management Agreement or (ii) Lender reasonably determines that Manager’s insurance program is, in whole or in part, no longer on a par with the insurance coverages and providers being used by other high-quality, nationally-recognized hotel franchisors/managers, then Lender acknowledges and agrees that, notwithstanding anything in the Loan Documents to the contrary, the insurance requirements and coverages set forth in the Management Agreement shall govern and control over any inconsistent provisions set forth in the following provisions of this Section of the Deed and Borrower’s obligations with respect to such insurance requirements and coverages shall be satisfied by those provided for in the Management Agreement as it is currently written. If either of the events set forth in the preceding sentence occurs, within ten (10) days of written notice from Lender, Borrower covenants and agrees that it shall comply with all of the following provisions of this Section.

(b) Borrower, at its sole cost and expense, will keep the Property insured during the entire term of this Deed for the mutual benefit of Borrower and Lender in accordance with the terms and provisions of this Section against loss or damage by fire and standard “all risk” perils pursuant to an insurance policy covering “all risks of physical loss” including, without limitation, riot and civil commotion, vandalism, malicious mischief, burglary and theft. No such insurance policy shall contain an exception or exclusion for terrorism or terrorist acts. Such insurance policy shall (i) contain an income loss endorsement, (ii) be on a replacement cost basis with an “agreed amount” endorsement attached or with no co-insurance and, (iii) if any of the Improvements or the use of the Property shall at any time constitute legal nonconforming structures or uses, a law and ordinance endorsement. Such insurance shall be in an amount equal to the greater of: (A) the original principal amount of the Loan (in no event less than the minimum amount required to compensate for damage or loss on a replacement cost basis), (B) the then full replacement cost of the Improvements and the Equipment, without deduction for physical depreciation; and (C) such amount that the insurer would not deem Borrower or Lender a co-insurer under such policies. The deductible in respect of such insurance shall not exceed the lesser of: (1) One Hundred Thousand and No/100 Dollars ($100,000.00); or (2) one percent (1%) of the face value of such policy, unless a higher deductible is required by law. Lender acknowledges that the deductible in respect of such insurance on the date hereof is $500,000.00. In connection therewith, Borrower agrees that it will use commercially reasonable efforts to negotiate such $500,000 deductible down to $100,000.00 in connection with the next renewal or reissuance of the Policies. The premiums for the insurance carried in accordance with this Section shall be paid annually in advance and each policy shall contain the “Replacement Cost Endorsement” with a waiver of depreciation.

(c) Borrower shall also obtain and maintain during the entire term of this Deed, at its sole cost and expense, for the mutual benefit of Borrower and Lender, the following policies of insurance:

(i) Flood insurance, if any part of the Property is currently or at any time in the future located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (and any amendment or successor act thereto), in an amount at least equal to the lesser of: (A) the outstanding principal amount of the Note; or (B) the full replacement cost of the Improvements and the Equipment;

(ii) (A) Comprehensive public liability insurance, including broad form property damage, blanket contractual and personal injuries (including death resulting therefrom) coverages and “Dram shop” or other liquor liability coverage if alcoholic beverages are sold from or may be consumed at the Property, and containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00) and Two Million and No/100 Dollars ($2,000,000.00) general aggregate for the Land and the Improvements, or such greater amount as may be required under the Management Agreement; and (B) Umbrella liability insurance containing minimum limits of Twenty Million and No/100 Dollars ($20,000,000.00) (subject to availability);

(iii) Rental loss insurance in an amount equal to the aggregate annual amount of all rents and additional rents payable by all of the tenants under the Leases

(whether or not such Leases are terminable in the event of a fire or casualty), such rental loss insurance to cover rental losses for a period of at least one year after the date of the fire or casualty in question. The amount of such rental loss insurance shall be increased from time to time during the term of this Deed as and when new Leases and renewal Leases are entered into in accordance with the terms of this Deed, to reflect all increased rent and increased additional rent payable by all of the tenants under such renewal Leases and all rent and additional rent payable by all of the tenants under such new Leases. Notwithstanding the foregoing, rental loss insurance shall not be required as of the date hereof and shall only be required upon Borrower’s entering into a Major Lease;

(iv) Business interruption insurance: (A) with loss payable to Lender, its successors and/or assigns, as their respective interests may appear; (B) covering all risks required to be covered by the insurance provided for in Section 4(b); (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and all personal property has been repaired, the continued loss of income will be insured until the Property is restored (or if such income is not as of the date of restoration at the same level it was at prior to the loss, then until two (2) months following the restoration date), or the expiration of twelve (12) months from the date of the loss, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to Six Million Nine Hundred Thousand and No/100 Dollars ($6,900,000) (based on Expenses and NOI for the Property). The amount of such business interruption insurance shall be determined prior to the date hereof and at least once each year thereafter based on clause 4(c)(iv)(D). All insurance proceeds payable to Lender pursuant to this Section shall be held by Lender and shall be applied to the obligations secured hereunder from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Note except to the extent such amounts are actually and timely paid out of the proceeds of such business interruption insurance;

(v) Insurance, in an amount equal to the lesser of Two Million and No/100 Dollars ($2,000,000.00) per occurrence or the insurable value of the Improvements and the Equipment, against loss or damage from: (A) leakage of sprinkler systems; and (B) explosion of steam boilers, air-conditioning equipment, high pressure piping, machinery and equipment, pressure vessels or similar apparatus now or hereafter installed in the Improvements;

(vi) Worker’s compensation insurance with respect to any employees of Borrower, as required by any governmental authority or legal requirement;

(vii) Motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles, containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00) with the same minimum limits of liability umbrella coverage as is specified under clause (c)(ii)(B) above or such greater amount as may be required under the Management Agreement;

(viii) Blanket crime and fidelity bond insurance coverage insuring against losses resulting from dishonest or fraudulent acts committed by Borrower’s or Manager’s personnel;

(ix) If the Property is determined to be in a FEMA seismic zone, then, at Lender’s discretion, earthquake insurance (including subsidence) reasonably acceptable to Lender, with a maximum deductible of no greater than ten percent (10%) of the replacement cost of the Property covered under the policy; provided, however, that if the deductible exceeds five percent (5%), Lender shall have the right to require Borrower to escrow funds with Lender in an amount sufficient to fund the amount of the deductible in excess of five percent (5%).

(x) if required by Lender, ordinance or law coverage to compensate for the cost of demolition and the increased cost of construction;

(xi) insurance coverage for terrorism and terrorist acts, in form and content reasonably acceptable to Lender (the amount not to exceed the amount of the Loan); and

(xii) Such other insurance as may from time to time be reasonably required by Lender or as may be required by the Management Agreement, including, without limitation, during the course of any construction of, or repairs to, any Improvements, builder’s completed value risk insurance against “all risks of physical loss” including (A) collapse, water damage and transit coverage, in a nonreporting form, covering the total value of work performed or contracted for and equipment, supplies and materials furnished or contracted for, plus interest, costs and other “soft” construction costs as Lender deems appropriate, and (B) a full installation floater to insure all materials stored on the Land but not yet part of the permanent installation.

The insurance coverage required under this Section 4(c) may be offered under a blanket policy or policies covering the Property and other properties and assets not constituting a part of the security hereunder; provided that any such blanket policy shall specify, except in the case of public liability insurance, the portion of the total coverage of such policy that is allocated to the Property.

(d) Borrower shall increase the amount of insurance required to be provided hereunder at the time that each such policy is renewed (but, in any event not less frequently than once during each twelve (12) month period) by using the F.W. Dodge Building Index to determine whether there has been an increase in the replacement cost of the Improvements since the most recent adjustment of any such policy and, if there has been any such increase, the amount of insurance required to be provided hereunder shall be adjusted accordingly.

(e) All policies of insurance required pursuant to this Section (collectively, the “Policies”) shall: (i) be issued by an insurer fully licensed in the state where the Property is located with an investment grade rating for claims paying ability of “A” or better by Standard & Poor’s Rating Group or an equivalent rating from a rating agency of similar stature and quality or issued by an insurer otherwise acceptable to Lender (or, if not acceptably rated by any of the foregoing, a cut through endorsement from an acceptably rated company will be required); (ii) with respect to property insurance (and to the extent applicable to any other form of Lender required insurance set forth in this Section 4), contain a standard “noncontributory mortgagee” clause or endorsement and a “lender’s loss payable endorsement” or their equivalents and shall name Lender, its successors and/or assigns, as their respective interests may appear, as an additional insured and loss payee and as the person to which all payments made by such insurance company shall be paid; (iii) contain a waiver of subrogation against Lender; (iv) be maintained throughout the term of this Deed without cost to Lender; (v) be delivered (either originals or certified copies) to Lender; (vi) contain such provisions as Lender deems reasonably necessary or appropriate to protect its interest including, without limitation, endorsements providing that neither Borrower, Lender nor any other party shall be a co-insurer thereunder, that Lender shall have no liability for insurance premiums thereunder and that Lender shall receive at least thirty (30) days prior written notice of any modification, reduction or cancellation; provided, however, Lender must receive at least ten (10) days advance written notice in the event of a cancellation due to non-payment of any premium; and (vii) be satisfactory in form and substance to Lender, and be reasonably approved by Lender as to amounts, form, risk coverage, deductible, loss payees and insureds. Borrower shall have delivered to Lender either an original of each of the Policies, a copy certified as true, correct and complete by the insurance agent of such Policies, or other evidence of the existence of the Policies satisfactory to Lender in its sole and absolute discretion. Unless such premiums are deposited in the Tax and Insurance Escrow Account, Borrower shall pay or cause Manager to pay the premiums for the Policies (the “Insurance Premiums”) as they become due and payable. Not later than thirty (30) days prior to the expiration date of each of the Policies, Borrower will deliver to Lender satisfactory evidence of the renewal of each Policy. Notwithstanding anything to the contrary herein, in the event that the Management Agreement requires (1) greater amounts of coverage for any insurance required hereunder, or (2) additional types of insurance coverage, then the Management Agreement insurance requirements shall prevail. In the event the Borrower fails to provide, maintain, keep in force, or after Lender’s request to do so, to deliver and furnish to Lender the Policies (either originals or certified copies), Lender may, upon five (5) business days’ notice to Borrower, to the extent not previously obtained and delivered to Lender, procure such insurance or single-interest insurance for such risks covering Lender’s interest, and Borrower will reimburse Lender for all premiums paid by Lender, together with interest thereon from the date paid at the Default Rate, promptly upon demand by Lender. Until such payment is made by Borrower, the amount of all such premiums, together with interest thereon, shall be secured by this Deed.

(f) If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty, then in each such case where the cost to restore such damage or destruction is reasonably estimated to exceed $300,000.00, Borrower shall give prompt written notice thereof to Lender.

(i) In the case of a loss covered by Policies, Lender may: (A) settle and adjust any claim with the prior consent of Borrower, not to be unreasonably withheld or (B) allow Borrower to agree with the insurance company or companies on the amount to be paid upon the loss; provided, however, that, if no Event of Default shall have occurred and be continuing, Borrower alone may adjust losses aggregating not in excess of Three Hundred Thousand and No/100 Dollars ($300,000.00) if such adjustment is carried out in a competent and timely manner and provided in any case that Lender shall be, and is hereby, authorized to collect and receipt for any such insurance proceeds for use as hereinafter provided. Notwithstanding the foregoing, if an Event of Default shall have occurred and be continuing, Lender may settle and adjust any claim without the consent of Borrower. The expenses incurred by Lender in the adjustment and collection of insurance proceeds shall become part of the Debt, shall be secured by this Deed and shall be reimbursed by Borrower to Lender on demand.

(ii) In the event of any insured damage to or destruction of the Property or any part thereof (an “Insured Casualty”), the proceeds of insurance collected shall, at the option of Lender in its sole discretion, be applied to the payment of the Debt or applied to fund or to reimburse Borrower for the cost of restoring, repairing, replacing or rebuilding the Property or the part thereof subject to the Insured Casualty, in the manner set forth below. In no case shall any such application reduce or postpone any payments otherwise required pursuant to the Note. Notwithstanding the foregoing, in the event of any Insured Casualty where: (A) the proceeds of insurance are sufficient to enable Borrower to fully restore the Property; (B) the term of, and proceeds derived from, Borrower’s business interruption insurance (or other similar insurance) shall be sufficient to fully cover the period that the Property is undergoing restoration or Borrower provides other assurances reasonably acceptable to Lender regarding Borrower’s ability to continue to perform its obligations; (C) Lender determines that the restoration is reasonably capable of being completed at least six (6) months prior to the Maturity Date; (D) the Loan-To-Value Ratio upon completion of restoration is estimated, by an appraiser reasonably acceptable to Lender, and at Borrower’s expense, to be no greater than seventy-five percent (75%); (E) the Management Agreement has not been terminated as a result of the Insured Casualty; (F) the restoration can be completed within nine (9) months from the date that the Insured Casualty occurred, or within such shorter time period as may be required by the Management Agreement; and (G) the restoration is permitted or required under the Management Agreement, then, if no Event of Default shall have occurred and be continuing, the proceeds of insurance shall be applied to the cost of restoring, repairing, replacing or rebuilding the Property or the part thereof subject to the Insured Casualty, as provided for below; and Borrower hereby covenants and agrees forthwith to commence and diligently to prosecute such restoring, repairing, replacing or rebuilding.

(iii) In the event that proceeds of insurance, if any, shall be made available to Borrower for the restoring, repairing, replacing or rebuilding of the Property, Borrower hereby covenants to restore, repair, replace or rebuild the Property to be of at least equal value and of substantially the same character as prior to such damage or destruction, all to be effected in accordance with applicable law and plans and specifications approved in advance by Lender and otherwise in accordance with the requirements of the Management Agreement, if any; provided, however, that Borrower shall pay all costs of such restoring, repairing, replacing or rebuilding in excess of the net proceeds of insurance required to be made available pursuant to the terms hereof.

(iv) In the event Borrower is entitled to advances or reimbursement out of insurance proceeds held by Lender, such proceeds shall be disbursed from time to time upon Lender being furnished with: (A) evidence reasonably satisfactory to it of the estimated cost of completion of the restoration, repair, replacement and rebuilding; (B) funds, or, at Lender’s option, assurances reasonably satisfactory to Lender that such funds are available, sufficient in addition to the proceeds of insurance to complete the proposed restoration, repair, replacement and rebuilding; and (C) such architect’s certificates, waivers of lien for work previously performed or contemporaneously funded, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey and such other evidences of cost, payment and performance as Lender may reasonably require and approve. Lender may, in any event, require that all plans and specifications for such restoration, repair, replacement and rebuilding be submitted to and approved by Lender prior to commencement of work (which approval shall not be unreasonably withheld, conditioned or delayed). No payment made prior to the final completion of the restoration, repair, replacement and rebuilding shall exceed ninety percent (90%) of the value of the work performed from time to time. Funds other than proceeds of insurance shall be disbursed prior to disbursement of such proceeds, and at all times the undisbursed balance of such proceeds remaining in Lender’s possession, together with funds deposited for that purpose or irrevocably committed to the reasonable satisfaction of Lender by or on behalf of Borrower for that purpose, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the restoration, repair, replacement or rebuilding, free and clear of all liens and claims of lien. Any surplus which may remain out of insurance proceeds held by Lender after payment of such costs of restoration, repair, replacement or rebuilding shall be delivered to Borrower, provided such restoration was performed in accordance with the provisions of this Section and Borrower is not then in default of its obligations under the Loan Documents. If the conditions in the immediate preceding sentence have not been satisfied, Lender shall apply such surplus proceeds to the payment of the Debt in any order in its sole discretion.

(g) Borrower shall not carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Section. Notwithstanding the foregoing, Borrower may carry insurance not required under this Deed, provided any such insurance affecting the Property shall be for the mutual benefit of Borrower and Lender, as their respective interests may appear, and shall be subject to all other provisions of this Section.

(h) Prior to/or contemporaneous with the execution of this Deed, Borrower shall provide Lender with evidence that the insurance required hereunder is in full force and effect in accordance with the terms hereof, with all premiums due thereunder paid.

5.	Payment of Taxes and Other Charges

To the extent not deposited by Borrower into the Tax and Insurance Escrow Fund in accordance with the provisions set forth in Section 6 below, Borrower shall pay all taxes, assessments, water rates and sewer rents, now or hereafter levied, assessed or imposed against the Property or any part thereof (collectively, the “Taxes”) and all ground rents, maintenance charges, other governmental impositions, and other charges including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Land, now or hereafter levied, assessed or imposed against the Property or any part thereof (collectively, the “Other Charges”) prior to delinquency. Except with respect to items for which Borrower has actually made deposits into the Tax and Insurance Escrow Fund as required hereunder, Borrower will deliver to Lender evidence satisfactory to Lender that the Taxes and Other Charges have been so paid, or are not then delinquent, no later than thirty (30) days following the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid. Except with respect to items for which Borrower has actually made deposits into the Tax and Insurance Escrow Fund as required hereunder, Borrower shall not suffer, and shall promptly cause to be paid and discharged, any lien or charge whatsoever which may be or become a lien or charge against the Property, in connection with Taxes and/or Other Charges, and shall promptly pay for all utility services provided to the Property (including, without limitation, payment of all costs associated with the sewer upgrades being performed by the City of Atlanta). To the extent received by Borrower, Borrower shall, upon request, furnish to Lender or its designee receipts for the payment of the Taxes, Other Charges and charges for utility services prior to the date that such obligations shall become delinquent. Borrower shall be entitled to contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount of any Taxes or Other Charges. Notwithstanding any other provisions of this Section 5, Borrower shall be entitled to contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount of any Taxes or Other Charges in accordance with the provisions of Section 32 hereof.

6.	Tax and Insurance Escrow Fund

Borrower shall pay to Lender on the Closing Date an initial deposit to the Tax and Insurance Escrow Fund in an amount which, when added to the monthly amounts to be deposited as specified below, will be sufficient in Lender’s estimation, to satisfy the next due Taxes and Other Charges and the next due Insurance Premiums. Borrower shall thereafter pay to Lender monthly on the first (1st) day of each calendar month: (a) one-twelfth (1/12th) of an amount which would be sufficient to pay the Taxes and Other Charges payable, or reasonably estimated by Lender to be payable based on Taxes and Other Charges for prior years and other relevant information, during the next ensuing twelve (12) months; and (b) one-twelfth (1/12th) of an amount which would be sufficient to pay the Insurance Premiums due for the renewal of the coverage afforded by the Policies upon the expiration thereof (the amounts described in clauses (a) and (b) of Section 4 above, collectively, the “Tax and Insurance Escrow Fund”). The Tax and Insurance Escrow Fund and the monthly installments of principal, if any, and interest payable under the Note shall be added together and shall be paid as an aggregate sum by Borrower to Lender. Borrower hereby pledges to Lender any and all monies now or hereafter deposited in the Tax and Insurance Escrow Fund as additional security for the payment of the Debt. Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Sections 4 and 5 hereof prior to any delinquency or late charges or interest being incurred. Lender shall notify Borrower in writing if Lender receives any notice of any delinquency or cancellation with respect to any Taxes, Other Charges or Insurance Premiums. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Sections 4 and 5 hereof, Lender shall, in its discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. If the Tax and Insurance Escrow Fund is not sufficient to pay the items set forth in Sections 4 and 5 above, Borrower shall promptly pay to Lender, within fifteen (15) days following demand, an amount which Lender shall reasonably estimate as sufficient to make up the deficiency. During the continuance of an Event of Default, Lender may apply any sums then comprising the Tax and Insurance Escrow Fund to the payment of the Debt in any order in its sole discretion. Until expended or applied as above provided, any amounts in the Tax and Insurance Escrow Fund shall constitute additional security for the Debt. To the extent permitted by applicable law, the Tax and Insurance Escrow Fund shall not constitute a trust fund and may be commingled with other monies held by Lender. No earnings or interest on the Tax and Insurance Escrow Fund shall be payable to Borrower.

7.	Annual Budget; Accounts

(a) No later than December 3l of each year, Borrower shall submit to Lender, for Lender’s approval, a form of Budget for the twelve (12) calendar months succeeding the term covered by the last approved Budget. Lender’s approval of any proposed Budget shall not be unreasonably withheld or delayed. If Lender’s approval or disapproval is not given prior to January 31, the Budget, as submitted by Borrower, shall be deemed to have been approved by Lender.

(b) Lender shall this day, or as soon hereafter as is practicable, establish and shall thereafter maintain the following escrow accounts at one or more federally insured institutions selected by Lender (collectively, the “Accounts”), each of which shall be in Lender’s name and shall constitute additional security for the Loan:

(i) Replacement Reserve Account, an interest bearing account into which shall be deposited certain sums as set forth in the Replacement Reserve Agreement, from which Borrower may request withdrawal from time to time no more frequently than once in any calendar month to refurbish, repair or replace Equipment at the Property, all as more particularly set forth in the Replacement Reserve Agreement (the “Replacement Reserve Account”); and

(ii) Tax and Insurance Escrow Account, into which shall be deposited on the Closing Date an amount described in the first sentence of Section 6 above and thereafter monthly on the first (1st) day of each calendar month, pursuant to the Budget, an amount sufficient to satisfy Borrower’s obligations under Section 6 hereof (the “Tax and Insurance Escrow Account”).

(c) Lender shall have sole signatory authority with respect to any and all withdrawals from the Accounts. During all times when no Event of Default exists, all such withdrawals shall be made solely in accordance with the Budget (except as otherwise provided in the Replacement Reserve Agreement with respect to the Replacement Reserve Account). By this instrument, Borrower does hereby irrevocably authorize and direct Lender to make all such withdrawals from (i) the Tax and Escrow Account on Borrower’s behalf to satisfy Borrower’s obligations hereunder with respect to payments of Taxes and Insurance Premiums, and (ii) the Replacement Reserve Account as provided under the Replacement Reserve Agreement.

8.	Condemnation

(a) Borrower shall promptly give Lender written notice of the actual or threatened commencement of any condemnation or eminent domain proceeding of which Borrower has knowledge or receives notice with respect thereto (a “Condemnation”) and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Subject to the provisions of Section 8(b)(i) below, Lender is hereby irrevocably appointed as Borrower’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any award or payment for such Condemnation and to make any compromise or settlement in connection with such proceeding, subject to the provisions of this Deed; provided, however, that so long as no Event of Default exists, Lender shall not be entitled to exercise said appointment. Notwithstanding any taking by any public or quasi-public authority through eminent domain or otherwise (including, without limitation, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for in the Note, this Deed and the other Loan Documents, and the Debt shall not be reduced until any award or payment therefor shall have been actually received after expenses of collection and applied by Lender to the discharge or reduction of the Debt. Lender shall not be limited to the interest paid on the award by the condemning authority but shall be entitled to receive out of the award interest at the rate or rates provided in the Note.

(b) If the Property shall be the subject of a Condemnation, in whole or in part, Borrower shall give prompt written notice thereof to Lender upon becoming aware of same.

(i) In the case of a Condemnation, provided that no Event of Default has occurred and is continuing, Lender may, in the exercise of Lender’s good faith judgment: (A) settle and adjust any claim with the prior written consent of Borrower, or (B) allow Borrower to agree with the condemning authority on the amount to be paid upon the Condemnation; provided, however, that, if no Event of Default shall have occurred and be continuing, Borrower may adjust losses aggregating not in excess of Three Hundred Thousand and No/100 Dollars ($300,000.00) if such adjustment is carried out in a competent and timely manner, and provided in any case that Lender shall be, and is hereby, authorized to collect and receipt for any such Condemnation award or proceeds for use as hereinafter provided. Notwithstanding the foregoing, if an Event of Default shall have occurred and be continuing, Lender may settle and adjust any claim without the consent of Borrower. The expenses incurred by Lender in the adjustment and collection of a Condemnation award or proceeds shall become part of the Debt, shall be secured by this Deed and shall be reimbursed by Borrower to Lender on demand.

(ii) In the event of any Condemnation affecting all or any portion of the Property, the award or proceeds collected upon any Condemnation shall, at the option of Lender in its sole discretion, be applied to the payment of the Debt or applied to the cost of restoring, repairing, replacing or rebuilding the Property or the part thereof subject to the Condemnation in the manner set forth below. In no case shall any such application reduce or postpone any payments otherwise required pursuant to the Note. Notwithstanding the foregoing, in the event of any Condemnation where: (A) the Condemnation award or proceeds are sufficient to enable Borrower to fully restore, to the extent possible, the Property; (B) the term of, and proceeds derived from, Borrower’s business interruption insurance (or other similar insurance) shall be sufficient to fully cover the period that the Property is undergoing restoration or Borrower provides other assurances reasonably acceptable to Lender regarding Borrower’s ability to continue to perform its obligations; (C) Lender determines that the restoration is reasonably capable of being completed at least six (6) months prior to the Maturity Date; (D) the Loan-To-Value Ratio upon completion of restoration is estimated, by an appraiser reasonably acceptable to Lender to be no greater than 0.75:1.00 percent (75%); (E) the Management Agreement has not been terminated as a result of the Condemnation; (F) the restoration can be completed within nine (9) months from the date that the Condemnation occurred, or within such shorter time period as may be required by the Management Agreement; and (G) the restoration is permitted, not prohibited or is required under the Management Agreement, then, if no Event of Default shall have occurred and be continuing, the condemnation proceeds shall be applied to the cost of restoring, repairing, replacing or rebuilding the Property or the part thereof subject to the Condemnation, as provided for below; and Borrower hereby covenants and agrees forthwith to commence and diligently to prosecute, to the extent possible, such restoring, repairing, replacing or rebuilding.

(iii) In the event that a Condemnation award or proceeds, if any, shall be made available to Borrower for the restoring, repairing, replacing or rebuilding of the Property, Borrower hereby covenants, to the extent possible, to restore, repair, replace or rebuild the Property to be of at least equal value and of substantially the same character as prior to such Condemnation, all to be effected in accordance with applicable law and plans and specifications approved in advance by Lender; provided, however, that Borrower shall pay all costs (and if required by Lender, shall deposit the total thereof with Lender in advance) of such restoring, repairing, replacing or rebuilding in excess of the net award or proceeds made available pursuant to the terms hereof.

(iv) In the event Borrower is entitled to advances or reimbursement out of proceeds held by Lender, such proceeds shall be disbursed from time to time upon Lender being furnished with: (A) evidence reasonably satisfactory to it of the estimated cost of completion of the restoration, repair, replacement and rebuilding; (B) funds, or, at Lender’s option, assurances reasonably satisfactory to Lender that such funds are available, sufficient in addition to the Condemnation award or proceeds to complete the proposed restoration, repair, replacement and rebuilding; and (C) such architect’s certificates, waivers of lien for work previously performed or contemporaneously funded, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey and such other evidences of cost, payment and performance as Lender may reasonably require and approve. Lender may, in any event, require that all plans and specifications for such restoration, repair, replacement and rebuilding be submitted to and approved by Lender prior to commencement of work (which approval shall not be unreasonably withheld, conditioned or delayed). No payment made prior to the final completion of the restoration, repair, replacement and rebuilding shall exceed ninety percent (90%) of the value of the work performed from time to time. Funds other than the Condemnation award or proceeds shall be disbursed prior to disbursement of such proceeds, and at all times the undisbursed balance of such proceeds remaining in Lender’s possession, together with funds deposited for that purpose or irrevocably committed to the reasonable satisfaction of Lender by or on behalf of Borrower for that purpose, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the restoration, repair, replacement or rebuilding, free and clear of all liens and claims of lien. Any surplus which may remain out of a Condemnation award or proceeds held by Lender after payment of such costs of restoration, repair, replacement or rebuilding shall be delivered to Borrower, provided such restoration was performed in accordance with the provisions of this Section, and Borrower is not then in default of its obligations under the Loan Documents.

9.	Leases and Profits

(a) In connection with the Loan, Borrower has absolutely and unconditionally assigned to Lender all of Borrower’s right, title and interest in all current and future Leases and Profits, it being intended by Borrower that such assignment constitutes a present, absolute assignment and not an assignment for additional security only. Such assignment to Lender shall not be construed to bind Lender to the performance of any of the covenants, conditions or provisions contained in any such Lease or otherwise to impose any obligation upon Lender. Borrower shall execute and deliver to Lender such additional instruments, in form and substance reasonably satisfactory to Lender, as may hereafter be requested by Lender to further evidence and confirm such assignment. Nevertheless, subject to the terms of this Section, Lender has granted to Borrower a revocable license to operate and manage the Property and to collect and use the Profits. Borrower shall hold the Profits, or a portion thereof sufficient to discharge all current sums due on the Debt, in trust for the benefit of Lender for use in the payment of such sums. During the continuance of an Event of Default, the license granted to Borrower shall automatically be revoked, and Lender shall immediately be entitled to possession of all Profits, whether or not Lender enters upon or takes control of the Property. Lender is hereby granted and assigned by Borrower the right, at its option, upon revocation of the license granted herein, and during the continuance of an Event of Default, to enter upon the Property in person, by agent or by court-appointed receiver to collect the Profits. Any Profits collected after revocation of the license, and during the continuance of an Event of Default, may be applied toward payment of the Debt in such priority and proportions as Lender in its discretion shall deem appropriate. Upon Lender’s acceptance of any cure of an Event of Default, the license hereinabove described shall be automatically reinstated.

(b) Borrower shall furnish Lender with executed copies of all Leases. All renewals of Leases and all proposed Leases shall provide for rental rates comparable to existing local market rates and shall be arms-length transactions and shall be subject to the prior written approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed, except that any proposed Leases which: (i) do not individually or in the aggregate materially alter the ratio of office/retail space to hotel space as utilized at the Property; (ii) are the result of an arms-length transaction with a bona fide, independent third-party; (iii) provide for rental rates at least comparable to existing local market rates; (iv) do not contain any terms which would materially and adversely affect Lender’s rights under the Note, this Deed or the other Loan Documents; and (v) are not by definition Major Leases, shall not be subject to the prior approval of Lender. For purposes hereof, Leases for three thousand (3,000) square feet or greater shall be “Major Leases”. All Leases shall provide that they are subordinate to this Deed and that the lessee agrees to attorn to Lender. Borrower shall: (A) observe and perform all the material obligations imposed upon the lessor under the Major Leases and shall not do or permit to be done anything to impair the value of the Major Leases as security for the Debt; (B) promptly send to Lender copies of all notices of default which Borrower shall send or receive thereunder; (C) to the extent commercially reasonable, enforce all of the material terms, covenants and conditions contained in the Major Leases on the part of the lessee thereunder to be observed or performed, short of termination thereof; (D) not collect any Profits more than one (1) month in advance; (E) not execute any other assignment of the lessor’s interest in the Leases or Profits; (F) other than de minimis non-financial amendments, not alter, modify or change the terms of the Major Leases without the prior written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed), or, except if a lessee is in default, cancel or terminate a Major Lease or accept a surrender thereof or convey or transfer or suffer or permit a conveyance or transfer of the Property or of any interest therein so as to effect a merger of the estates and rights of, or a termination or diminution of the obligations of, lessees thereunder; provided, however, that any Major Lease may be canceled without restriction if at the time of the cancellation thereof a new Major Lease is entered into with a bona fide, independent third-party on substantially the same terms or more favorable terms as the canceled Major Lease; (G) not materially alter, modify or change the terms of any guaranty of any Major Leases or cancel or terminate such guaranty without the prior written consent of Lender; (H) not consent to any assignment of or subletting under a Major Lease not in accordance with their terms, without the prior written consent of Lender; and (I) execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Property as Lender shall from time to time reasonably request.

(c) All security deposits of lessees, whether held in cash or any other form, shall not be commingled with any other funds of Borrower and, if cash, shall be deposited by Borrower into a separate “Security Deposits Account.” Any bond or other instrument which Borrower is permitted to hold in lieu of cash security deposits under any applicable legal requirements shall be maintained in full force and effect unless replaced by cash deposits as hereinabove described, shall be issued by an institution satisfactory to Lender, shall, if permitted pursuant to any legal requirements, name Lender as payee or mortgagee thereunder (or at Lender’s option, be fully assignable to Lender) and shall, in all respects, comply with any applicable legal requirements and otherwise be reasonably satisfactory to Lender. Borrower shall, upon request, provide Lender with evidence reasonably satisfactory to Lender of Borrower’s compliance with the foregoing. Following the occurrence and during the continuance of any Event of Default, Borrower shall, upon Lender’s request, if permitted by any applicable legal requirements, turn over to Lender the security deposits (and any interest theretofore earned thereon) with respect to all or any portion of the Property, to be held by Lender subject to the terms of the Leases.

10.	Representations Concerning Loan and Anti-Terrorism Laws

Borrower represents, warrants and covenants as follows as of the date hereof:

(a) Borrower is duly organized and validly existing in good standing under the applicable laws of the state of its creation as a limited partnership, and Borrower is qualified to do business in and is in good standing in its state of formation and in the state in which the Property is located, with full power, right, authority and legal capacity to enter into this Deed, the Loan and the Loan Documents and to operate the Property as contemplated hereunder. Borrower is a valid limited partnership for federal and state income tax purposes. If the issuance of any interest in Borrower is subject to any so-called “Blue Sky Laws” and/or any federal securities laws and regulations, each such issuance has been in compliance with all such laws and regulations to which it is subject. WHC GP is the sole general partner of Borrower. WHC GP is duly organized and validly existing in good standing under the applicable laws of the state of its creation as a limited liability company, and WHC GP is qualified to do business, if necessary, in and is in good standing in its state of formation and in the state in which the Property is located. If the issuance of any interest in WHC GP is subject to any so-called “Blue Sky Laws” and/or any federal securities laws and regulations, each such issuance has been in compliance with all such laws and regulations to which it is subject. WHC GP is a valid limited liability company for federal and state income tax purposes. Patriot LP is the sole member of WHC GP. Patriot LP is duly organized and validly existing in good standing under the applicable laws of the state of its creation as a limited partnership, and Patriot LP is qualified to do business, if necessary, in and is in good standing in its state of formation and in the state in which the Property is located. If the issuance of any interest in Patriot LP is subject to any so-called “Blue Sky Laws” and/or any federal securities laws and regulations, each such issuance has been in compliance with all such laws and regulations to which it is subject. Patriot LP is a valid limited partnership for federal and state income tax purposes.

(b) The execution, delivery and performance of the Loan Documents executed or delivered by Borrower and the consummation of the transactions contemplated thereby: (i) have been duly authorized by all requisite actions; (ii) have been approved or consented to by all of their respective constituent entities whose approval or consent is required to be obtained; (iii) do not require the approval or consent of any governmental authority having jurisdiction over any of Borrower or the Property; (iv) do not and will not constitute a violation of, or default under, the governing instruments of Borrower or any applicable requirement of a governmental authority; and (v) will not be in contravention of any court or administrative order or ruling applicable to Borrower or the Property, or any mortgage, indenture, agreement, commitment or instrument to which Borrower is a party or by which it or its assets are bound, nor create or cause to be created any mortgage, lien, encumbrance, or charge against the assets of Borrower other than those permitted by the Loan Documents.

(c) There are no actions, suits or proceedings pending, or, to the best knowledge of Borrower, threatened, nor any pending or, to the best knowledge of Borrower, threatened labor disputes, against or affecting Borrower or the Property, or any other collateral covered by the Loan Documents, or involving the validity or enforceability of the Loan Documents or the priority of the liens created or to be created thereby, at law or in equity, or before or by any governmental authority, which, if adversely determined, would, in the reasonable determination of Lender, either individually or in the aggregate, have a material adverse effect on (i) the operation of the Property as contemplated hereunder, (ii) the ability of Borrower to pay all of its liabilities or to perform all of its obligations in the manner and within the time periods required under the Loan Documents, (iii) the validity, enforceability or consummation of the Loan Documents or the transactions contemplated thereby, or (iv) the title to the Property, the permitted uses of the Property or the value of the security provided by the Loan Documents. Borrower has complied with all requirements of ERISA.

(d) To Borrower’s knowledge, this Deed and the other Loan Documents are the legal, valid and binding obligations of Borrower (except as may be limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally, and by general principals of equity), and are not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, nor would the operation of any of the terms of the Note, this Deed and the other Loan Documents, or the exercise of any right thereunder, render this Deed or the other Loan Documents unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury.

(e) All certifications, permits, licenses and approvals required for the legal use, occupancy and operation of the Property as a hotel, including, without limitation, any applicable liquor license, certificate of completion and occupancy permit, have been obtained and are in full force and effect. The Property is free of material damage and is in good repair, and there is no proceeding pending or, to the best of Borrower’s knowledge, threatened for the total or partial condemnation of, or affecting, the Property.

(f) To Borrower’s best knowledge, and except as disclosed on the survey of the Property delivered to Lender in connection with this Deed or as described in the Loan Documents, all of the Improvements which were considered in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Land encroach upon any of the Improvements, so as to affect the value or marketability of the Property. The Property is contiguous to and has access to a physically and legally open all-weather public street, has all necessary permits and approvals for ingress and egress, is adequately serviced by public water, sewer systems and utilities and is on one or more separate tax parcels, all of which are separate and apart from any other property owned by Borrower or any other person. The Property has all necessary access by public roads or easements which in each case are not terminable and are not subordinate to any mortgage other than this Deed. To Borrower’s knowledge, the Property and all of the Improvements comply with all laws, ordinances or regulations pertaining to the use or operation of the Property, including, without limitation, applicable zoning, subdivision and land use, fire, health and safety laws, regulations and ordinances.

(g) The Property is not subject to any leases, licenses or other use or occupancy agreements other than the Leases, Management Agreement disclosed and delivered to Lender in connection with this Deed. No person has any possessory interest in the Property or right to occupy any portion thereof except under and pursuant to the provisions of the Leases or transient hotel guests in the ordinary course of Borrower’s business.

(h) The financial statements of Borrower heretofore furnished to Lender and certified by a senior financial officer as true, correct and complete as of the end of and for such period are, as of the date specified therein, complete and correct in all material respects and fairly present the financial condition of Borrower and to Borrower’s best knowledge, are, with respect to the corporate general partner, managing member, or manager, as appropriate, of Borrower, prepared in accordance with GAAP and the Uniform System of Accounts for hotel and motel properties as approved by the American Hotel and Motel Association (as in effect from time to time, the “Uniform System of Accounts”) applied on a consistent basis. Borrower does not on the date hereof have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments which in each case are known to Borrower and which, in Borrower’s opinion, are reasonably likely to result in a material adverse effect on the Property or the operation thereof as a hotel, except as referred to or reflected or provided for in the financial statements heretofore furnished to Lender or as otherwise disclosed to Lender in writing. Since the last date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower from that set forth in such financial statements as of the dates thereof.

(i) The Management Agreement is in full force and effect and to the best of Borrower’s knowledge, there is no default, breach or violation existing thereunder by any party thereto and no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach or violation by any party thereunder.

(j) Neither the execution and delivery of the Loan Documents, Borrower’s performance thereunder nor the recordation of this Deed, will adversely affect (i) Borrower’s rights under the Management Agreement, the Leases or the Operating Agreements or (ii) the licenses, registrations, permits, certificates, authorizations and approvals necessary for the operation of the Property as a hotel.

(k) The Leases are in full force and effect and to Borrower’s best knowledge, there is no default, breach or violation existing thereunder by any party thereto and no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach or violation by any party thereunder.

(l) Since the date of the last inspection of the Property by Lender: (i) no material portion of the Property has been damaged and not repaired to Lender’s satisfaction or has been taken in condemnation or other similar proceedings; and (ii) no material change has occurred in the structure or physical condition of the Property other than customary wear and tear.

(m) Since the date of the information and documentation relating to the Property furnished to Lender, no material change in the Property has occurred.

(n) To Borrower’s knowledge, no default has occurred and is continuing in the performance of any obligation of Borrower or any affiliate of Borrower which would be deemed an Event of Default under the Loan Documents if they were in effect, or any instruments evidencing, securing or guaranteeing any other loan.

(o) To Borrower’s knowledge, there exists no fact, event or disclosure in connection with the Loan that reasonably could be expected to cause the Loan to become delinquent or otherwise have a material adverse effect on the Loan or the Property.

(p) Except as otherwise previously disclosed to Lender in writing, no notice of violation of any municipal ordinances has been filed against the Property by any municipal department.

(q) Borrower has no knowledge of any latent or patent material defects in the roof, foundations, sprinkler mains, garage, structural, mechanical and HVAC systems and masonry wall in any of the Improvements.

(r) The survey of the Property delivered to Lender in connection with this Deed has been performed by a duly licensed surveyor or registered professional engineer in the jurisdiction in which the Property is situated and does not fail to reflect any material matter affecting the Property or the title thereto of which Lender is unaware.

(s) Borrower is the owner of all of the furniture, fixtures and equipment located on or used in connection with the Property, except for certain operating leases or other subordinate financing, copies of which have been previously delivered to Lender, of equipment used in the ordinary course of business in the operation of hotels and which, in the aggregate, have a payment stream that does not exceed $20,000 per year, and, in the aggregate over the term of all such leases or subordinate financing, have a payment stream that does not exceed $60,000 (the “FF&E Financing”). Borrower shall be permitted, without Lender consent, to enter into replacement operating and/or equipment leases (including, without limitation, for photocopying machines) (the “Replacement O&E Leases”), provided, the Replacement O&E Leases are on substantially the same terms as the operating and/or equipment leases delivered and approved by Lender, and, further provided, that the FF&E Financing limitations (as set forth above) are not exceeded. The Replacement O&E Leases shall be considered permissible FF&E Financing.

(t) To the best of Borrower’s knowledge, no portion of the Property has been or will be purchased, improved, equipped or furnished by Borrower or any affiliate of Borrower with proceeds of any illegal activity.

(u) Borrower, and to the best of Borrower’s knowledge, (a) each Person owning an interest of 20% or more in Borrower and in Borrower’s general partner, managing member or manager, as appropriate, (b) Guarantor, (c) Manager, and (d) each tenant at the Property: (i) is not currently identified on the OFAC List, and (ii) is not a Person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States. Borrower has implemented procedures, and will consistently apply those procedures throughout the term of the Loan, to ensure the foregoing representations and warranties remain true and correct during the term of the Loan.

(v) Borrower shall comply with all Requirements of Law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect. Upon Lender’s request, to the extent required by any applicable law, Borrower shall certify in writing to Lender that Borrower’s representations, warranties and obligations under subsection (u) above and this subsection (v) remain true and correct and have not been breached. Borrower shall immediately notify Lender in writing if any of such representations, warranties or covenants are no longer true or have been breached or if Borrower has a reasonable basis to believe that they may no longer be true or have been breached. In connection with such an event, Borrower shall comply with all Requirements of Law and directives of Governmental Authorities and, at Lender’s request, provide to Lender copies of all notices, reports and other communications exchanged with, or received from, Governmental Authorities relating to such an event. Borrower shall also reimburse Lender any expense incurred by Lender in evaluating the effect of such an event on the Loan and Lender’s interest in the collateral for the Loan, in obtaining any necessary license from Governmental Authorities as may be necessary for Lender to enforce its rights under the Loan Documents, and in complying with all Requirements of Law applicable to Lender as the result of the existence of such an event and for any penalties or fines imposed upon Lender as a result thereof.

(w) With respect to the Tract Four Sublease, to Borrower’s knowledge:

(i) Borrower has delivered to Lender a true and complete copy of the Tract Four Sublease, including all amendments thereto; and

(ii) as of the date hereof, no notice of termination and/or cancellation has been given by Borrower or Luckie.

11.	Single Purpose Entity; Authorization

Borrower represents and warrants, and covenants for so long as any obligations secured by this Deed remain outstanding, as follows:

(a) Borrower does not and will not own any asset or property other than: (i) the Property; and (ii) personal property necessary for the ownership or operation of the Property.

(b) Borrower does not and will not engage in any business other than the ownership, management and operation of the Property and Borrower will conduct and operate its business in all material respects as presently conducted and operated and will not change the use of the Property.

(c) Borrower will not enter into any contract or agreement with Guarantor or an affiliate, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length third-party basis.

(d) Borrower has not incurred and will not incur any indebtedness, including any leases or other financing for Equipment, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation and including any debt owing to a partner or member in, or an affiliate of, Borrower), other than the Debt, FE&E Financing, and trade and operational debt (not including any FF&E Financing) for contracts that are cancelable without penalty within thirty (30) days of notice, provided such trade and operational debt is incurred in the ordinary course of business with trade creditors and in amounts as are customary and reasonable under the circumstances. Except with Lender’s prior written approval in each instance, no indebtedness other than the Debt is or shall be secured by the Property. Lender’s approval shall be granted or withheld at Lender’s sole discretion.

(e) Borrower has not made and will not make any loans or advances to any third party (including any constituent party, Guarantor or any affiliate of Borrower, or any constituent of Guarantor), except in de minimus amounts in the ordinary course of business and of the character of trade or operational expenses.

(f) Borrower has done or caused to be done, and will do or cause to be done, all things necessary to preserve its existence, and Borrower will not, nor will Borrower permit any party to amend, modify or otherwise change the partnership certificate, partnership agreement, operating agreement, articles of organization or other organizational documents, as the case may be, of Borrower or Guarantor in a manner which would adversely affect Borrower’s existence as a single purpose entity.

(g) Borrower will maintain books and records and bank accounts separate from those of its affiliates and any constituent party, and Borrower and Guarantor each will file or cause to be filed separate tax returns. Borrower shall not change the principal place of its business or the jurisdiction of formation without the prior written consent of Lender.

(h) Borrower is and will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any affiliate or constituent party of Borrower or any affiliate or constituent party of Guarantor), and will use and conduct its business in its own name.

(i) Neither Borrower nor any constituent party will cause or seek the dissolution or winding up, in whole or in part, of Borrower.

(j) Borrower will not commingle its funds and other assets with those of, or pledge its assets for the benefit of, any affiliate or constituent party of Borrower, any affiliate or constituent party of Guarantor, or any other person.

(k) Borrower does not or will not hold itself out to be responsible for the debts or obligations of any other person and does not or will not pay another person’s liabilities out of its own funds.

(l) Borrower and Guarantor will cause [managing member/general partner], to comply with each of the provisions of this Section 11 with respect to such entity’s operation and status as a single purpose entity.

12.	Maintenance of Property

(a) Borrower shall cause the Property to be maintained in a good and safe condition and repair. The Improvements and the Equipment shall not be removed, demolished or materially altered (except for normal replacement of the Equipment) without the prior written consent of Lender. Borrower shall promptly comply with all laws, orders and ordinances affecting the Property, or the use thereof, subject to Borrower’s right to contest the same as provided in Section 12(b) below. Subject to Lender’s compliance with its obligations under the

Loan Documents with respect to advances of insurance proceeds, condemnation proceeds and Replacement Reserve Account funds, Borrower shall promptly repair, replace or rebuild any part of the Property which may be destroyed by any casualty, or become damaged, worn or dilapidated, or which may be affected by any proceeding of the character referred to in Section 8 hereof, and shall complete and pay for any structure at any time in the process of construction or repair on the Land. Except as expressly permitted in writing by Lender, Borrower shall not initiate, join in, acquiesce in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction limiting or defining the uses which may be made of the Property or any part thereof. If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, Borrower will not cause or permit such nonconforming use to be discontinued or abandoned without the prior written consent of Lender. Borrower shall not without the prior written consent of Lender: (a) change the use of the Land as currently configured and utilized; (b) knowingly permit or suffer to occur any waste on or to the Property or to any portion thereof; or (c) take any steps whatsoever to convert the Property, or any portion thereof, to a condominium or cooperative form of ownership. Borrower shall not enter into any license, easement, covenant or other agreement affecting the Property which could have a material adverse effect on the marketability of the Property without the prior written consent of Lender.

(b) After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the applicable laws affecting the Property, provided that (i) no Event of Default has occurred and is continuing under the Note, this Deed or any of the other Loan Documents; (ii) such proceeding shall not constitute a default under any other material instrument to which Borrower is subject; (iii) neither the Property nor any part thereof or interest therein nor any of the tenants or occupants thereof shall be affected in any material adverse way as a result of such proceeding; and (iv) Borrower shall have furnished to Lender all other items of assurance reasonably requested by Lender.

13.	Transfer or Encumbrance of the Property

(a) Borrower acknowledges that Lender has examined and relied on the creditworthiness and experience of Borrower and, in connection with Borrower’s organizational structure, the beneficial and legal owners of Borrower at all organizational tiers or levels, without limitation, any general partner, managing member, limited partner, member and beneficial owner, as applicable, in owning and operating properties such as the Property in agreeing to make the loan secured by this Deed, and that Lender will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt, Lender can recover the Debt by a sale of the Property. Borrower shall not, without the prior written consent of Lender, directly or indirectly sell, convey, alienate, mortgage, encumber, pledge or otherwise transfer the Property or the Ground Lease or any part thereof or any interest therein, or permit the Property or any part thereof to be sold, conveyed, alienated, mortgaged, encumbered, pledged or otherwise transferred.

(b) A sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer within the meaning of this Section shall be deemed to include: (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Profits; (iii) if Borrower, Guarantor, or any general partner of Borrower is a corporation, the merger, consolidation or voluntary or involuntary sale, exchange, conveyance or transfer of such corporation’s stock (or the stock of any corporation directly or indirectly (at any tier) controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock, in one or a series of transactions, in any such case the result of which is that an aggregate of more than forty-nine percent (49%) of such corporation’s stock (or such controlling corporation’s stock) shall be vested, legally or beneficially, in a party or parties who are not now legal or beneficial stockholders; (iv) if Borrower, Guarantor or any general partner or managing member (or if no managing member, any member) of Borrower is a limited or general partnership or joint venture, (A) any merger or consolidation of such entity or of any entity directly or indirectly (at any tier) controlling such entity, (B) the change, removal or resignation of a general partner, managing partner or joint venturer, the admission of a new general partner, managing partner or joint venturer, or the direct or indirect (at any tier) transfer or pledge of the legal or beneficial rights to the partnership interests of any general partner, managing partner or joint venturer or any profits or proceeds related thereto, or (C) the voluntary or involuntary merger, consolidation, sale, exchange, conveyance or direct or indirect (at any tier) transfer of legal or beneficial rights to the profits or other partnership interests in such partnership or joint venture, or the creation or issuance of new partnership interests, in one or a series of transactions, in any such case the result of which is that an aggregate of more than forty-nine percent (49%) of such entity’s partnership or venturer interests shall be vested, legally or beneficially, in a party or parties who are not now partners or venturers; (v) if Borrower, Guarantor or any general partner or member of Borrower or Guarantor is a limited liability company, (A) any merger or consolidation of such entity or of any entity directly or indirectly (at any tier) controlling such entity, (B) the change, removal or resignation of a managing member or of a non-member manager (or if no managing member or non-member manager, any member), or the direct or indirect (at any tier) transfer of the legal or beneficial ownership of membership interests or “units” of a managing member or of a non-member manager (or if no managing member or non-member manager, any member) or any profits or proceeds relating to such membership interests or “units”, or (C) the voluntary or involuntary sale, exchange, conveyance or direct or indirect (at any tier) transfer of membership interests or “units” in such limited liability company, or the creation or issuance of new membership interests or “units” in one or a series of transactions, in any such case the result of which is that an aggregate of more than forty-nine percent (49%) of such company’s membership interests or “units” shall be vested, legally or beneficially, in a party or parties who are not now members; and (vi) the removal, resignation or substitution of the Manager or the merger, consolidation or voluntary or involuntary sale, exchange, conveyance or direct or indirect (at any tier) transfer of the controlling interest in the Manager’s stock, partnership interests or membership interests, as applicable, from parties who are not now currently holders of such ownership interests. Notwithstanding anything in conflict or to the contrary contained in this Section 13, the transfers and/or encumbrances prohibited or restricted hereby shall specifically not include: (1) the granting of any Lease permitted hereunder or elsewhere in the Loan Documents, (2) the granting of any utility, access or cable television easements in the ordinary course of development or business which are necessary to obtain services for the Property, (3) the transfer of any limited partnership interest in Borrower so long as Patriot LP or an affiliate thereof at all times controls, directly or indirectly, at least fifty-five percent (55%) of all partnership interests, voting and nonvoting, in Borrower, (4) any involuntary liens being filed against any portion of Property which are not in violation of the terms of this Deed, (5) any action by or activity with respect to Guarantor other than one which results in an aggregate of more than fifty percent (50%) of Guarantor’s stock being transferred to an unrelated entity, (6) any FF&E Financing or refinancing thereof pursuant to the terms of Section 10(s) hereof, or (7) any Replacements (as defined in the Replacement Reserve Agreement), (8) any sale, assignment, exchange, conveyance or transfer referenced above, so long as following any such transaction or event, not less than fifty-one percent (51%) of the outstanding voting and equity interests in Borrower, and not less than fifty-one percent (51%) of the outstanding voting and equity interests in Borrower’s general partner, shall be directly or indirectly owned beneficially by Guarantor or a Wyndham Successor (the term “Wyndham Successor” meaning an entity that (x) results from any merger or consolidation of Guarantor with any other entity or to which there is transferred, directly or indirectly, beneficial ownership of all or any substantial part of the assets of Guarantor, (y) assumes in writing or otherwise becomes liable for Guarantor’s obligations under the Guaranty and the Environmental Agreement, and (z) and whose creditworthiness is otherwise reasonably acceptable to Lender), or (9) the transfer of equity interests in any partner in Borrower or in other Wyndham Entity (as defined herein) other than Borrower, to another Wyndham Entity (the term “Wyndham Entity” meaning any entity that satisfies both of the following: (i) such entity directly or indirectly owns an interest in any partner in Borrower, and (ii) at least fifty-one percent (51%) of the equity interests in such entity are owned, directly or indirectly, by Guarantor) (the foregoing clauses 1 through 9 being referred to herein as, the “Permitted Transfers”)

(c) Except for the Permitted Transfers, no conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Property, or of any interest therein or in the Ground Lease, shall be permitted during the term of the Loan without Lender’s prior written approval. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon Borrower’s violation of this Section 13. This provision shall apply to every sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Property or in the Ground Lease regardless of whether voluntary or not, or whether or not Lender has consented to any previous sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Property or in the Ground Lease.

(d) Lender’s consent to one sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Property shall not be deemed to be a waiver of Lender’s right to require such consent in the future. Any sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Property made in contravention of this Section shall be null and void and of no force or effect.

(e) Borrower agrees to bear and shall pay or reimburse Lender on demand for all reasonable expenses (including, without limitation, Lender’s reasonable out-of-pocket attorneys’ fees and disbursements, title search costs and title insurance endorsement premiums) incurred by Lender in connection with the review, approval or disapproval, and documentation of any such sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer.

14.	Certificates: Affidavits

(a) Within thirty (30) days after written request by Lender, but in no event more than two (2) times in any consecutive twelve (12) month period, Borrower shall furnish Lender with a statement, duly acknowledged and certified, setting forth: (i) the amount of the original principal amount of the Note; (ii) the then outstanding principal balance of the Note; (iii) the rate of interest of the Note; (iv) the date on which installments of interest and/or principal were last paid; (v) to Borrower’s knowledge, any offsets or defenses to the payment of the Debt; and (vi) that, to Borrower’s best knowledge, the Note, this Deed and the other Loan Documents are valid, legal and binding obligations of Borrower, which have not been modified or if modified, giving particulars of such modification.

(b) Within thirty (30) days after written request by Lender, but in no event more than two (2) times in any consecutive twelve (12) month period, Borrower shall furnish Lender with a certificate reaffirming all representations and warranties of Borrower set forth herein as of the date requested by Lender or, to the extent of any changes to any such representations and warranties, so stating such changes.

(c) Borrower shall use commercially reasonable efforts to deliver to Lender upon request, tenant estoppel certificates from each tenant under a Lease in form and substance reasonably satisfactory to Lender; provided, however, that Borrower shall not be required to deliver such certificates more frequently than once in any consecutive twelve (12) month period except upon any sale or transfer (or proposed sale or transfer) of the Loan by Lender.

15.	Changes in the Laws Regarding Taxation

If any law is enacted, adopted or amended after the date of this Deed which deducts the Debt from the value of the Property for the purpose of taxation or which imposes a tax (other than income taxes), either directly or indirectly, on the Debt or Lender’s interest in the Property, Borrower will pay such tax, with interest and penalties thereon, if any. In the event Lender or its counsel reasonably determines that the payment of such tax or interest and penalties by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury, then in any such event, Lender shall have the option, by written notice of not less than one hundred eighty (180) days and provided that neither Borrower nor its counsel proposes any alternative solution reasonably acceptable to Lender, to declare the Debt immediately due and payable.

16.	No Credits on Account of the Debt

Borrower will not claim, demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against the Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of the Property, or any part thereof, for real estate tax purposes by reason of this Deed or the Debt. In the event such claim, credit or deduction shall be required by law, and such claim, credit or deduction against the Debt shall not be otherwise paid or satisfied by Borrower or one of its principals, Lender shall have the option, by written notice of not less than one hundred eighty (180) days and provided that neither Borrower nor its counsel proposes any alternative solution reasonably acceptable to Lender, to declare the Debt immediately due and payable.

17.	Documentary Stamps

If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note or this Deed, or shall impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any.

18.	Controlling Agreement

It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this Section shall control every other covenant and agreement in this Deed and the other Loan Documents. If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under the Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved, or received with respect to the Debt, or if Lender’s exercise of the option to accelerate the maturity of the Note, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Borrower’s and Lender’s express intent that all excess amounts theretofore collected by Lender shall be credited on the principal balance of the Note and all other Debt (or, if the Note and all other Debt have been or would thereby be paid in full, refunded to Borrower), and the provisions of the Note and the other Loan Documents immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the Debt shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Debt until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate from time to time in effect and applicable to the Debt for so long as the Debt is outstanding. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

19.	Books and Records

Borrower will maintain, or cause to be maintained, full and accurate books of accounts and other records reflecting the operations of the Property. Borrower will furnish, or cause to be furnished to Lender, within thirty (30) days of the end of each calendar month, the following items, each certified by a senior financial officer of Borrower, to the best of his knowledge, as true, correct and complete as of the end of and for such period (subject to normal year-end adjustments), and as having been prepared in accordance with the Uniform System of Accounts and generally accepted accounting principles, consistently applied: (a) a written occupancy statement dated as of the last day of the most recently ended calendar quarter identifying each of the Leases by the term, space occupied, rental required to be paid, security deposit paid, any rental concessions, and identifying any defaults or payment delinquencies thereunder; (b) monthly and trailing twelve (12) month to date operating statements detailing the total revenues received and total expenses incurred in connection with the ownership and operation of the Property, including a comparison of the budgeted income and expenses and the actual income and expenses for such month and the year to date (which operating information shall include the Improvements); and (c) a written statement dated as of the last day of the most recently ended month showing the percentage of hotel or motel rooms rented and occupied during such month and the average daily room rate charged during such month. Upon request of Lender, Borrower will provide a detailed explanation of any variances of ten percent (10%) or more between budgeted and actual amounts for such periods. Borrower shall furnish, within ninety (90) days following the end of each calendar year, a statement of the financial affairs and condition of the Property, including a statement of profit and loss and a balance sheet for the Property (and the Borrower) for the immediately preceding fiscal year, prepared by and certified by a senior financial officer of Borrower. Borrower shall deliver to Lender on or before December 31 of any calendar year a management plan for the Property for the next succeeding calendar year in such detail as Lender may reasonably request. If, following Lender’s prior written consent, Manager at any time ceases to be the manager for the Property, Lender reserves the right to require reasonable additional financial and operating statements regarding Borrower and the Property. Borrower shall promptly after receipt deliver to Lender copies of all quality inspection reports or similar reports or inspection results that are delivered to it by the Manager. At any time and from time to time Borrower shall deliver to Lender or its agents such other financial data as Lender or its agents shall reasonably request with respect to Borrower and the ownership, maintenance, use and operation (and, if applicable, conversion and construction) of the Property. All information required to be furnished to Lender pursuant to this Section 19 shall be on the standard form used by Manager or otherwise on a form approved in advance by Lender and shall be kept confidential by Lender, except as otherwise expressly permitted by the Loan Documents in connection with an assignment of the Loan by Lender. In the event an error in excess of five percent (5%) of total revenues is discovered, an annual review of Borrower may be ordered by Lender by an independent third party selected by Lender, the cost of which shall be paid by Borrower.

20.	Performance of Other Agreements

(a) Borrower shall observe and perform each and every material term to be observed or performed by Borrower pursuant to the terms of any material agreement or instrument necessary for the operation of the Property to which it is a party, including, without limitation, the Ground Lease and the Tract Four Sublease (the “Operating Agreements”). Upon written request by Lender, Borrower shall use commercially reasonable efforts to deliver to Lender estoppel certificates from each party to the Operating Agreements in form and substance reasonably satisfactory to Lender; provided, however, that Borrower shall not be required to attempt to deliver such certificates more frequently than once in any consecutive twelve (12) month period except upon any sale or transfer (or proposed sale or transfer) of the Loan by Lender.

(b) Borrower will not surrender its interests under the Operating Agreements or terminate, cancel, modify, change, supplement, alter or amend any material provisions of the Operating Agreements orally or in writing without the express written consent of Lender, and any such termination, cancellation, modification, change, supplement, alteration or amendment of the Operating Agreements without the prior written consent thereto of Lender shall be void and of no force or effect; provided, however, that Lender shall not unreasonably withhold, delay or condition such consent, and failure of Lender to respond to a request for such consent within thirty (30) days after receipt by Lender thereof shall constitute Lender’s consent thereto. No release or forbearance of any of Borrower’s obligations under the Operating Agreements, except pursuant to the terms and provisions contained in the Operating Agreements, shall release Borrower from any of its obligations under this Deed, including its obligations with respect to the payment of all sums as provided for in the Operating Agreements and the performance of all of the material terms, conditions and agreements contained in the Operating Agreements to be kept, performed and complied with by the Borrower therein.

(c) Borrower shall observe and perform each and every material term to be observed or performed by Borrower pursuant to the terms of the Operating Agreements and shall:

(i) subject to its rights thereunder, diligently proceed to cure any default by Borrower under the Operating Agreements;

(ii) upon becoming aware of same, promptly notify Lender in writing of any default notice received by Borrower under the Operating Agreements and provide Lender with copies of any notices delivered in connection therewith;

(iii) to the extent commercially reasonable, promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under the Operating Agreements; and

(iv) subject to Borrower’s rights thereunder, including, without limitation, notice and cure rights and contest rights, grant Lender the right, but Lender shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Operating Agreements on the part of Borrower to be performed or observed to be timely performed or observed on behalf of Borrower prior to constituting an event of default thereunder, to the end that the rights of Borrower in, to and under said Operating Agreements shall be kept free from default.

21.	Further Assurances

(a) Borrower will, at the cost of Borrower, and without expense to Lender, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, Uniform Commercial Code financing statements or continuation statements, transfers and assurances as Lender shall, from time to time, reasonably require, for the assuring, conveying, assigning, transferring, and confirming unto Lender the property and rights hereby mortgaged, given, granted, bargained, sold, alienated, enfeoffed, conveyed, confirmed, pledged, assigned and hypothecated or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Deed or for filing, registering or recording this Deed. Borrower, on demand, will execute and deliver and hereby authorizes Lender to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements, chattel mortgages or other instruments, as may be necessary to evidence the security interest of Lender in the Property, it being agreed and understood, however, that no such additional documentation shall increase Borrower’s obligations under any Loan Documents. During the continuance of an Event of Default, Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including, without limitation, such rights and remedies available to Lender pursuant to this Section; provided, however, that so long as Borrower is in compliance with the terms and conditions of this Deed, Lender will first seek Borrower’s assistance in exercising and perfecting such rights and remedies.

(b) Borrower acknowledges that Lender intends to sell the loan evidenced by the Note and the Loan Documents to a party who may pool the Loan with a number of other loans and to have the holder of such loans grant participations therein or issue one or more classes of Mortgage-Backed, Pass-Through Certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement (the “Securities”). The Securities may be rated by one or more national rating agencies. Borrower acknowledges and agrees that Lender may, at any time, sell, transfer or assign the Note, this Deed and the other Loan Documents, and any or all servicing rights with respect thereto, or grant participations therein or issue Mortgage-Backed, Pass-Through Certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement. In this regard, Borrower agrees to make available to Lender all information concerning its business and operations which Lender reasonably requests. Lender may share such information with the investment banking firms, rating agencies, accounting firms, law firms and other third-party advisory firms involved with the Loan or the Securities. Lender may forward to each purchaser, transferee, assignee, servicer, participant or investor in such securities or any credit rating agency rating such Securities (collectively, the “Investor”) and each prospective Investor, all documents and information which Lender now has or may hereafter acquire relating to Borrower and the Property, whether furnished by Borrower or otherwise, as Lender determines necessary or desirable consistent with full disclosure for purposes of marketing and underwriting the Loan. Borrower shall furnish and hereby consents to Lender furnishing to any Investor or any prospective Investor any and all information concerning Borrower and the Property as may be reasonably requested by Lender, any Investor or any prospective Investor in connection with any sale, transfer or participation interest. It is understood that the information provided by Borrower to Lender may ultimately be incorporated into the offering documents for the Securities and thus such information may be disclosed to any Investor and any prospective Investor. Lender and all of the aforesaid third-party advisors and professional firms shall be entitled to rely on the information supplied by, or on behalf of, Borrower. Lender, at its sole option, may also elect to split the Loan into two or more loans, each secured by liens on the Property, and sell, assign, pledge or otherwise hypothecate one or more of such loans to third parties. Borrower shall reasonably cooperate in all such efforts by executing and delivering all such documents, certificates, instruments and other things to evidence or confirm Borrower’s obligations hereunder, and in no such event shall the Debt or Borrower’s obligations hereunder be increased as a result thereof or Borrower’s rights or remedies under any Loan Document be impaired or adversely affected. Upon any transfer or proposed transfer contemplated above and by the Loan Documents, at Lender’s request, Borrower shall provide a reasonably customary estoppel certificate to the Investor or any prospective Investor. Borrower shall not be required to incur any costs or expenses in connection with any of the provisions of this Section 21 (other than its own de minimus copying charges for documents in its possession).

22.	Recording of Deed

Borrower forthwith upon the execution and delivery of this Deed and thereafter, from time to time, will cause this Deed, and any security instrument creating a lien or security interest or evidencing the lien thereof upon the Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect the lien or security interest thereof upon, and the interest of Lender in, the Property. Borrower will pay all filing, registration or recording fees, and all expenses incident to the preparation, execution and acknowledgment of this Deed, any mortgage supplemental thereto, any security instrument with respect to the Property and any instrument of further assurance, and all federal, state, county and municipal taxes, duties, impositions, assessments and charges arising out of or in connection with the execution and delivery of this Deed, any mortgage supplemental thereto, any security instrument with respect to the Property or any instrument of further assurance, except where prohibited by law so to do. Borrower shall hold harmless and indemnify Lender, its successors and assigns, against any liability incurred by reason of the imposition of any tax on the making and recording of this Deed.

23.	Reporting Requirements

Borrower agrees to give prompt written notice to Lender of the insolvency or bankruptcy filing of Borrower or any partner thereof, or the insolvency or bankruptcy filing of Guarantor.

24.	Events of Default

The term “Event of Default” as used herein shall mean the occurrence or happening, at any time and from time to time, of any one or more of the following:

(a) if any regularly scheduled monthly payment of principal (if any) or interest due on the Debt, or if any required deposit into any of the Accounts, is not paid prior to the fifth (5th) day after the date such payment is due or if the entire Debt is not paid on or before the Maturity Date;

(b) if any other monetary sum (other than as specified in Section 24(a) and Section 24(c)) is not paid prior to the fifth (5th) day following written notice from Lender to Borrower that such sum is due;

(c) subject to Borrower’s right to contest as provided herein, if any of the Taxes or Other Charges are not paid in accordance with the provisions of this Deed, unless such failure results from Lender’s failure to pay or make available for payment any sums escrowed and held by Lender for payment of such sums;

(d) if the Policies are not kept in full force and effect, or either the originals or certified copies of the Policies, are not delivered to Lender within ten (10) days after request therefor;

(e) if Borrower transfers or encumbers any portion of the Property in violation of the terms of this Deed;

(f) if any representation or warranty of Borrower, or of Guarantor, made herein, in any Loan Document, any guaranty, or in any certificate, report, financial statement or other instrument or document furnished to Lender by or on behalf of any of such parties in connection with the Loan shall have been false or misleading in any material respect when made and such representation or warranty has not been rendered accurate on a current basis within thirty (30) days after Borrower or Guarantor (as the case may be) becomes aware of the applicable defect, provided Lender has not been materially damaged prior to such cure;

(g) if Borrower or Guarantor shall make an assignment for the benefit of creditors, or if Borrower shall generally not be paying its debts as they become due;

(h) if a receiver, liquidator or trustee of Borrower or of Guarantor shall be appointed, or if Borrower or Guarantor shall be adjudicated as bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or Guarantor or if any proceeding for the dissolution or liquidation of Borrower or of Guarantor shall be instituted; provided, however, that such appointment, adjudication, petition or proceeding, if involuntary and not consented to by Borrower or Guarantor, shall constitute an Event of Default only if not being discharged, stayed or dismissed within ninety (90) days;

(i) if Borrower shall be in default under any other mortgage or security agreement covering any part of the Property, whether it be superior or junior in lien to this Deed and such default remains uncured beyond any applicable grace period provided for in such document;

(j) subject to Borrower’s right to contest as provided herein, if the Property becomes subject to any mechanic’s, materialman’s, water, sewer, vault or other lien or encumbrance except a lien or encumbrance for local real estate taxes and assessments not then due and payable;

(k) if Borrower fails to cure reasonably promptly after notice thereof from any source any violations of applicable laws, ordinances or regulations affecting the Property or pertaining to its use or operation, except to the extent such violation of law is being adequately remediated to Lender’s satisfaction or is being challenged or contested in accordance with the provisions of the Loan Documents;

(l) except as permitted in this Deed or any other Loan Document, the actual alteration, improvement, demolition or removal of any of the Improvements by Borrower or any of its affiliates without the prior written consent of Lender;

(m) if there shall occur any damage to the Property in any manner which is not covered by insurance (subject to permitted deductibles) solely as a result of Borrower’s failure to maintain insurance required in accordance with this Deed;

(n) if without Lender’s prior written consent: (i) the manager under the Management Agreement (or any succeeding management agreement) resigns or is removed and is not replaced with a manager approved in writing by Lender within thirty (30) days; or (ii) there is any material change in or termination of the Management Agreement (or any succeeding management agreement);

(o) if a default by Borrower has occurred and continues beyond any applicable cure period under the Management Agreement;

(p) if Borrower terminates or cancels the Management Agreement or operates the Property under the name of any hotel chain or system other than Wyndham without the prior written consent of Lender, except that upon prior written notice to Lender (but without any required Lender consent) Borrower may operate the Project as a full-service Marriott hotel, Hilton hotel or other similar, recognized and established, high-quality, full service hotel;

(q) if Borrower or Guarantor shall be in default beyond any applicable notice and cure period under any term, covenant, or condition of this Deed or any of the other Loan Documents;

(r) if Borrower ceases to operate a hotel on the Property or terminates such business for any reason whatsoever (other than temporary cessation in connection with any renovations to the Property or restoration of the Property after casualty or condemnation or similar force majeure event); or

(s) if for more than thirty (30) days after receipt of written notice from Lender, Borrower shall continue to be in default under any term, covenant, or condition of this Deed, the Lease Assignment, the Environmental Agreement or any of the other Loan Documents other than as specified in any of subsections of this Section; provided, however, that if the cure of any such default cannot reasonably be effected within such thirty (30) day period and Borrower shall have promptly and diligently commenced to cure such default within such thirty (30) day period, then the period to cure shall be deemed extended for up to an additional sixty (60) days (for a total of ninety (90) days from Lender’s default notice) so long as Borrower diligently and continuously proceeds to cure such default to Lender’s satisfaction.

25.	Late Payment Charge; Servicing Fees

If any portion of the Debt is not paid prior to the fifth (5th) day after the date such payment is due (other than at maturity or earlier acceleration in accordance with the terms hereof), Borrower shall pay to Lender upon demand an amount equal to the lesser of: (i) the maximum amount permitted by applicable law, and (ii) five percent (5%) of such overdue portion of the Debt, to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment, and such additional amount shall be secured by this Deed and the other Loan Documents.

26.	Right to Cure Defaults

During the continuance of any Event of Default, Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder, take such action as Lender may reasonably deem necessary to protect its security for the Loan. During the continuance of any Event of Default, Lender is authorized to enter upon the Property for such purposes or to appear in, defend, or bring any action or proceeding to protect its interest in the Property or to foreclose this Deed or collect the Debt, and the cost and expense thereof (including Lender’s attorneys’ fees to the extent permitted by law), with interest at the Default Rate for the period after notice from Lender that such cost or expense was incurred to the date of payment to Lender, shall constitute a portion of the Debt, shall be secured by this Deed and the other Loan Documents and shall be due and payable to Lender upon demand.

27.	Remedies

(a) Subject to the provisions of Section 42 hereof, and during the continuance of any Event of Default, Lender may take such action without any obligation to do so and notice or demand, except for any notice which may not be waived pursuant to applicable law or which is expressly provided for herein or in any other Loan Document, and without releasing Borrower from any obligation hereunder, as Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property including, without limitation, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such order as Lender may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Lender:

(i) declare the entire Debt to be immediately due and payable;

(ii) institute judicial proceedings or nonjudicial proceedings, by notice and advertisement to the extent required by law, for the complete foreclosure of this Deed in which case the Property or any interest therein may be sold for cash, upon credit or otherwise in one or more parcels or in several interests or portions and in any order or manner;

(iii) sell for cash, upon credit or otherwise the Property or any part thereof and all estate, claim, demand, right, title and interest of Borrower therein and rights of redemption thereof, pursuant to the power of sale contained herein or otherwise, at one or more sales, as an entity or in parcels, at such time and place, upon such terms and after such notice thereof as may be required or permitted by law;

(iv) institute an action, suit or proceeding in equity for the specific performance of any covenant, condition or agreement contained herein, in the Note or in the other Loan Documents so long as the cost of performance can be paid for with income from the Property or amounts which are pledged as security for the Debt;

(v) recover judgment on the Note either before, during or after any proceedings for the enforcement of this Deed or the other Loan Documents;

(vi) apply for the appointment of a trustee, receiver, liquidator or conservator of the Property, without notice and without regard for the adequacy of the security for the Debt and without regard for the solvency of Borrower, Guarantor or of any person, firm or other entity liable for the payment of the Debt;

(vii) revoke the license granted to Borrower to collect the Profits and other sums due under the Leases and enforce Lender’s interest in the Leases and Profits and enter into or upon the Property, either personally or by its agents, nominees or attorneys and dispossess Borrower and its agents and servants therefrom, and thereupon Lender may to the maximum extent permitted, or not restricted, under applicable law: (A) use, operate, manage, control, insure, maintain, repair, restore and otherwise deal with all and every part of the Property and conduct the business thereat; (B) complete any construction on the Property in such manner and form as Lender reasonably deems advisable; (C) make any necessary alterations, additions, renewals, replacements and improvements to or on the Property; (D) exercise all rights and powers of Borrower with respect to the Property, whether in the name of Borrower or otherwise including, without limitation, the right to make, cancel, enforce or modify Leases, obtain and evict tenants, and demand, sue for, collect and receive all Profits, earnings, revenues, and other income of the Property and every part thereof; and (E) apply the receipts from the Property to the payment of the Debt, after deducting therefrom all expenses (including Lender’s reasonable attorneys’ fees) incurred in connection with the aforesaid operations and all amounts necessary to pay the taxes, assessments, insurance and other charges in connection with the Property, as well as just and reasonable compensation for the services of Lender, its counsel, agents and employees;

(viii) require Borrower to pay monthly in advance to Lender, or any receiver appointed to collect the Profits, the fair and reasonable rental value for the use and occupancy of any portion of the Property occupied by Borrower and require Borrower to vacate and surrender possession of the Property to Lender, or to such receiver and, in default thereof, evict Borrower by summary proceedings or otherwise;

(ix) pursue such other rights and remedies as may be available at law or in equity or under the Uniform Commercial Code, including the right to establish a lock box for all Profits and other receivables of Borrower relating to the Property; and

(x) exercise any and all rights afforded to Lender under the Manager Subordination Agreement, including, without limitation, the right, to cause Manager to pay any and all sums due and owing to Borrower directly to Lender.

In the event of a sale, by foreclosure or otherwise, of less than all of the Property, this Deed shall continue as a lien on the remaining portion of the Property.

(b) The proceeds of any sale made under or by virtue of this Section, together with any other sums which then may be held by Lender under this Deed or the other Loan Documents, whether under the provisions of this Section or otherwise, shall be applied by Lender to the payment of the Debt in such priority and proportion as Lender in its sole discretion shall deem proper.

(c) Lender may adjourn from time to time any sale by it to be made under or by virtue of this Deed by announcement at the time and place appointed for such sale or for such adjourned sale or sales; and, except as otherwise provided by any applicable provision of law, Lender, without further notice or publication, may make such sale at the time and place to which such sale shall be so adjourned.

(d) Upon the completion of any sale or sales pursuant hereto, Lender or an officer of any court empowered to do so, shall execute and deliver to the accepted purchaser or purchasers a good and sufficient instrument, or good and sufficient instruments, conveying, assigning and transferring all estate, right, title and interest in and to the property and rights sold. Lender is hereby irrevocably appointed the true and lawful attorney-in-fact of Borrower, to act in its name and stead (such power of attorney being coupled with an interest, and irrevocable), to make all necessary conveyances, assignments, transfers and deliveries of the Property and rights so sold and for that purpose Lender may execute all necessary instruments of conveyance, assignment and transfer, and may substitute one or more persons with like power, Borrower hereby ratifying and confirming all that its attorney or such substitute or substitutes shall lawfully do by virtue hereof. Any sale or sales made under or by virtue of this Section, whether made under the power of sale herein granted or under or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, shall operate to divest all the estate, right, title, interest, claim and demand whatsoever, whether at law or in equity, of Borrower in and to the properties and rights so sold, and shall be a perpetual bar both at law and in equity against Borrower and against any and all persons claiming or who may claim the same, or any part thereof from, through or under Borrower.

(e) Upon any sale made under or by virtue of this Section, whether made under the power of sale herein granted or under or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Lender may bid for and acquire the Property or any part thereof and in lieu of paying cash therefor may make settlement for the purchase price by crediting upon the Debt the net sales price after deducting therefrom the expenses of the sale and costs of the action and any other sums which Lender is authorized to deduct under this Deed.

(f) No recovery of any judgment by Lender and no levy of an execution under any judgment upon the Property or upon any other property of Borrower shall affect in any manner or to any extent the lien of this Deed upon the Property or any part thereof, or any liens, rights, powers or remedies of Lender hereunder, but such liens, rights, powers and remedies of Lender shall continue unimpaired as before.

(g) Lender may terminate or rescind any proceeding or other action brought in connection with its exercise of the remedies provided in this Section at any time before the conclusion thereof, as determined in Lender’s sole discretion and without prejudice to Lender.

(h) Lender may resort to any remedies and the security given by the Note, this Deed or the other Loan Documents in whole or in part, and in such portions and in such order as determined by Lender’s sole discretion. No such action shall in any way be considered a waiver of any rights, benefits or remedies evidenced or provided by the Note, this Deed or the other Loan Documents. The failure of Lender to exercise any right, remedy or option provided in the

Note, this Deed or the other Loan Documents shall not be deemed a waiver of such right, remedy or option or of any covenant or obligation secured by the Note, this Deed or the other Loan Documents. No acceptance by Lender of any payment after the occurrence of any Event of Default and no payment by Lender of any obligation for which Borrower is liable hereunder shall be deemed to waive or cure any Event of Default with respect to Borrower, or Borrower’s liability to pay such obligation. No sale of all or any portion of the Property, no forbearance on the part of Lender, and no extension of time for the payment of the whole or any portion of the Debt or any other indulgence given by Lender to Borrower, shall operate to release or in any manner affect the interest of Lender in the remaining Property or the liability of Borrower to pay the Debt. No waiver by Lender shall be effective unless it is in writing and then only to the extent specifically stated.

(i) The interests and rights of Lender under the Note, this Deed or the other Loan Documents shall not be impaired by any indulgence, including: (i) any renewal, extension or modification which Lender may grant with respect to any of the Debt; (ii) any surrender, compromise, release, renewal, extension, exchange or substitution which Lender may grant with respect to the Property or any portion thereof; or (iii) any release or indulgence granted to any maker, endorser, guarantor or surety of any of the Debt.

(j) Borrower hereby expressly waives and releases to the fullest extent permitted by law, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its obligations under any of the Loan Documents.

28.	Right of Entry

Lender and its agents shall have the right to enter and inspect the Property during normal business hours upon reasonable notice in a manner which minimizes disruption and inconvenience to tenants and hotel guests.

29.	Security Agreement

(a) This Deed is a “security agreement” within the meaning of the Uniform Commercial Code. The Property includes both real and personal property and all other rights and interests, whether tangible or intangible in nature, of Borrower in the Property. By executing and delivering this Deed, Borrower has granted and thereby grants to Lender, as security for the Debt, a security interest in the Property to the full extent of Borrower’s interest therein and to the extent that the Property may be subject to the Uniform Commercial Code (such portion of the Property so subject to the Uniform Commercial Code being called in this Section the “Collateral”). Borrower hereby agrees with Lender to execute and deliver to Lender, in form and substance satisfactory to Lender, such financing statements and such further assurances as Lender may from time to time reasonably consider necessary to create, perfect or preserve Lender’s security interest therein granted. This Deed shall also be effective as a financing statement covering any other property and may be filed in any other appropriate filing or recording office. All or part of the Property are or are to become fixtures. During the continuance of an Event of Default, Lender, in addition to any other rights and remedies which it may have, shall have and may exercise immediately and without demand, any and all rights and remedies granted to a secured party upon default under the Uniform Commercial Code including, without limitation, the right to take possession of the Collateral or any part thereof, and to take such other measures as Lender may deem necessary for the care, protection and preservation of the Collateral. Upon request or demand of Lender, Borrower shall at its expense assemble the Collateral and make it available to Lender at the Land. Borrower shall pay to Lender on demand any and all expenses, including Lender’s reasonable attorneys’ fees, necessarily incurred or paid by Lender in protecting the interest in the Collateral and in enforcing the rights hereunder with respect to the Collateral. Any notice of sale, disposition or other intended action by Lender with respect to the Collateral sent to Borrower in accordance with the provisions hereof at least ten (10) days prior to such action, shall constitute commercially reasonable notice to Borrower. The proceeds of any disposition of the Collateral, or any part thereof, may be applied by Lender to the payment of the Debt in such priority and proportions as Lender in its discretion shall deem proper. In the event of any change in name, identity or structure of any Borrower, such Borrower shall notify Lender thereof and promptly after request shall execute, file and record such Uniform Commercial Code forms as are necessary to maintain the priority of Lender’s lien upon and security interest in the Collateral, and shall pay all expenses and fees in connection with the filing and recording thereof. If Lender shall reasonably require the filing or recording of additional Uniform Commercial Code forms or continuation statements, Borrower shall, promptly after request, execute, file and record such Uniform Commercial Code forms or continuation statements as Lender shall deem necessary, and shall pay all expenses and fees in connection with the filing and recording thereof, it being understood and agreed, however, that no such additional documents shall increase Borrower’s obligations under the Note, this Deed and the other Loan Documents. Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to file, if Borrower fails to do so within fifteen (15) Business Days after notice thereof from Lender, with the appropriate public office on its behalf any financing or other statements signed only by Lender, as secured party, in connection with the Collateral covered by this Deed.

(b) BORROWER HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES ALL RIGHTS WHICH BORROWER HAS UNDER CHAPTER 14 OF TITLE 44 OF THE OFFICIAL CODE OF GEORGIA OR UNDER ANY SIMILAR PROVISION OF APPLICABLE LAW TO NOTICE AND TO A JUDICIAL HEARING PRIOR TO A WRIT OF POSSESSION ENTITLING LENDER, ITS SUCCESSORS AND ASSIGNS TO POSSESSION OF THE COLLATERAL UPON AN EVENT OF DEFAULT. WITHOUT LIMITING ANY OTHER RIGHT WHICH SECURED PARTY MAY HAVE, BORROWER CONSENTS THAT, IF LENDER FILES A PETITION FOR AN IMMEDIATE WRIT OF POSSESSION IN COMPLIANCE WITH SECTION 44-14-261 AND 44-174-262 OF THE OFFICIAL CODE OF GEORGIA OR UNDER ANY SIMILAR PROVISION OF APPLICABLE LAW AND THIS WAIVER OR A COPY HEREOF IS ALLEGED IN SUCH PETITION AND ATTACHED THERETO, THE COURT BEFORE WHICH SUCH PETITION IS FILED MAY DISPENSE WITH ALL RIGHTS AND PROCEDURES HEREIN WAIVED AND MAY ISSUE FORTHWITH AN IMMEDIATE WRIT OF POSSESSION IN

ACCORDANCE WITH CHAPTER 14 OF TITLE 44 OF THE OFFICIAL CODE OF GEORGIA OR IN ACCORDANCE WITH ANY SIMILAR PROVISION OF APPLICABLE LAW, WITHOUT THE NECESSITY OF AN ACCOMPANYING BOND AS OTHERWISE REQUIRED BY SECTION 44-14-263 OF THE OFFICIAL CODE OF GEORGIA OR IN ACCORDANCE WITH ANY SIMILAR PROVISION OF APPLICABLE LAW. BORROWER HEREBY ACKNOWLEDGES THAT IT HAS READ AND FULLY UNDERSTANDS THE TERMS OF THIS WAIVER AND THE EFFECT HEREOF.

30.	Actions and Proceedings

During the continuance of an Event of Default, Lender has the right to appear in and defend any action or proceeding brought with respect to the Property and to bring any action or proceeding, in the name and on behalf of Borrower, which Lender, in its discretion, decides should be brought to protect its interest in the Property. Lender shall, at its option, be subrogated to the lien of any mortgage or other security instrument discharged in whole or in part by the Debt, and any such subrogation rights shall constitute additional security for the payment of the Debt.

31.	Waiver of Setoff and Counterclaim

All amounts due under this Deed, the Note and the other Loan Documents shall be payable without setoff, counterclaim or any deduction whatsoever.

32.	Contest of Certain Claims

Notwithstanding the provisions of Sections 5 and 24(c) and (j) hereof or any other provision of this Deed or the other Loan Documents, Borrower shall not be in default for failure to pay or discharge Taxes, Other Charges or a mechanic’s or materialman’s lien asserted against the Property if, and so long as: (a) Borrower shall have notified Lender of such nonpayment and the reasons therefor within ten (10) days of obtaining knowledge thereof; (b) Borrower shall diligently and in good faith contest such Taxes, Other Charges or lien by appropriate legal proceedings which shall operate to prevent the enforcement or collection thereof and the sale of the Property or any part thereof, in satisfaction thereof; (c) Borrower shall have furnished to Lender a letter of credit, cash deposit, guaranty or indemnity by Guarantor or an indemnity bond reasonably satisfactory to Lender with a surety reasonably satisfactory to Lender, in the amount of the Taxes, Other Charges or mechanic’s or materialman’s lien claim, plus a reasonable additional sum to pay all costs, interest and penalties that may be imposed or incurred in connection therewith, to assure payment of the matters under contest and to prevent any sale or forfeiture of the Property or any part thereof; (d) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes, Other Charges or claim so determined, together with all costs, interest and penalties which may be payable in connection therewith; and (e) the failure to pay the Taxes, Other Charges or mechanic’s or materialman’s lien claims does not constitute a default under any other deed to secure debt, mortgage or security interest covering or affecting any part of the Property. Notwithstanding the foregoing, Borrower shall immediately upon request of Lender pay (and if Borrower shall fail so to do, Lender may, but shall not be required to, pay or cause to be discharged or bonded against) any such Taxes, Other Charges or claim notwithstanding such contest, if in the reasonable opinion of Lender, the Property or any part thereof or interest therein is in danger of being sold, forfeited, foreclosed, terminated, canceled or lost. Lender may pay over any such cash deposit or part thereof to the claimant entitled thereto at any time when, the contest is defeated and the entitlement of such claimant is established by a non-appealable verdict.

33.	Recovery of Sums Required to Be Paid

Lender shall have the right from time to time during the continuance of an Event of Default to take action to recover any sum or sums which constitute a part of the Debt as they become due, without regard to whether or not the balance of the Debt shall be due, and without prejudice to the right of Lender thereafter to bring an action of foreclosure, or any other action, for a default or defaults by Borrower existing at the time such earlier action was commenced.

34.	Marshaling and Other Matters

Borrower hereby waives, to the extent permitted by law, the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force, and all rights of marshaling in the event of any sale hereunder of the Property or any part thereof or any interest therein. Further, Borrower hereby expressly waives any and all rights of redemption from sale under any order or decree of foreclosure of this Deed on behalf of Borrower, and on behalf of each and every person acquiring any interest in or title to the Property subsequent to the date of this Deed and on behalf of all persons to the extent permitted by applicable law.

35.	Hazardous Substances

Borrower hereby represents and warrants to Lender that, to the best of Borrower’s knowledge, except as set forth in the Phase I Environmental Site Assessment dated March 18, 2004 prepared by EMG, as reviewed and approved by McRoberts & McRoberts LLP on March 19, 2004 (the “Phase I”) and any other environmental reports of which Lender has received a written copy: (a) the Property is not in direct or indirect violation of any local, state, federal or other governmental authority, statute, ordinance, code, order, decree, law, rule or regulation or common law pertaining to or imposing liability or standards of conduct concerning the protection of human health, environmental regulation, contamination or clean-up including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, and any state super-lien and environmental clean-up statutes (collectively, “Environmental Laws”); (b) the Property is not subject to any private or governmental lien or judicial or administrative notice or action relating to hazardous and/or toxic, dangerous and/or regulated substances, Toxic Mold (as defined in the Environmental Agreement), solvents, wastes, materials, pollutants or contaminants, petroleum, tremolite, anthlophylie or actinolite or polychlorinated biphenyls (including, without limitation, any raw materials which include hazardous constituents) and any other substances (including, without limitation, lead-based paint), materials or solvents which are included under or regulated by Environmental Laws, including, without limitation, Asbestos (collectively, “Hazardous Substances”); (c) no Hazardous Substances are or have been, prior to Borrower’s acquisition of the Property, discharged, generated, treated, disposed of or stored on, incorporated in or removed or transported from the Property other than in compliance with all Environmental Laws; and (d) no underground storage tanks exist on any of the Property. So long as Borrower owns or is in possession of the Property, Borrower shall keep or cause the Property to be kept free from Hazardous Substances (other than de minimis quantities of Hazardous Substances that are necessary and lawfully used in the operation of the Property as a hotel or motel and which are stored and disposed of in compliance with all Environmental Laws) and in compliance with all Environmental Laws, shall promptly notify Lender if Borrower shall become aware of any Hazardous Substances on the Property and/or if Borrower shall become aware that the Property is in direct or indirect violation of any Environmental Laws and Borrower shall remove such Hazardous Substances and/or cure such violations, as applicable, as required by law, promptly after Borrower becomes aware of such Hazardous Substances or such violations, at Borrower’s sole expense. Nothing herein shall prevent Borrower from recovering such expenses from any other party that may be liable for such removal or cure. Upon Lender’s request, at any time and from time to time while this Deed is in effect (but in no event more frequently than once in any three-year period or more frequently if specific facts and circumstances reasonably dictate, or otherwise at Lender’s election but at Lender’s expense), Borrower shall provide at Borrower’s sole expense, an inspection or audit of the Property prepared by a licensed hydrogeologist or licensed environmental engineer approved by Lender indicating the presence or absence of Hazardous Substances on the Property. If Borrower fails to provide such inspection or audit within thirty (30) days after such request, Lender may order such inspection or audit, and Borrower hereby grants to Lender and its employees and agents access to the Property and a license to undertake such inspection or audit. The cost of such inspection or audit shall be paid by Borrower and added to the principal balance of the sums due under the Note and this Deed and shall bear interest thereafter until paid at the Default Rate, subject to the terms and conditions set forth in Section 63 of this Deed. The obligations and liabilities of Borrower under this Section shall survive any termination, satisfaction, or assignment of this Deed and the exercise by Lender of any of its rights or remedies thereunder including, without limitation, the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure.

36.	Asbestos

(a) Borrower represents and warrants that, to the best of Borrower’s knowledge and except as set forth in the Phase I, no asbestos or any substance containing asbestos (collectively, “Asbestos”) is located on the Property. Borrower shall not install in the Property, nor permit to be installed in the Property, Asbestos and shall remove or manage in place in compliance with Environmental Laws and in compliance with the O&M Plan any Asbestos promptly upon discovery to the satisfaction of Lender, at Borrower’s sole expense. Upon Lender’s request, at any time and from time to time (but in no event more frequently than once prior to Maturity Date or more frequently if specific facts and circumstances reasonably dictate, or otherwise at Lender’s election but at Lender’s expense), Borrower shall provide, at

Borrower’s sole expense, an inspection or audit of the Property prepared by an engineering or consulting firm approved by Lender, indicating the presence or absence of Asbestos on the Property. If Borrower fails to provide such inspection or audit within thirty (30) days after such request, Lender may order such inspection or audit. The cost of such inspection or audit shall be paid by Borrower and added to the principal balance of the sums due under the Note and this Deed, and shall bear interest thereafter until paid at the Default Rate, subject to the terms and conditions set forth in Section 63 of this Deed. The obligations and liabilities of Borrower under this Section shall survive any termination, satisfaction, or assignment of this Deed and the exercise by Lender of any of its rights or remedies thereunder, including, but not limited to, the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure.

(b) Borrower shall, subject to Lender’s reasonable approval, develop an operations and maintenance plan for the Property with respect to the presence of Asbestos as well as for any lead-based paint located in the Improvements (the “O&M Plan”). Borrower shall comply in all respects with the terms and conditions of the O&M Plan. Unless required by Environmental Laws, Borrower shall not modify or amend the O&M Plan without Lender’s prior written consent.

(c) Borrower shall not remove, disturb, encapsulate or otherwise remediate the Asbestos in the Improvements except in compliance with the O&M Plan and all Environmental Laws. If Borrower makes any alterations or modifications to the Improvements that would disturb or expose any Asbestos in the Improvements or cause any of such Asbestos to become friable, Borrower shall remove or encapsulate such Asbestos in compliance with all applicable Environmental Laws before allowing occupancy of such space or opening such space to the public.

37.	Environmental Monitoring

Borrower shall give prompt written notice to Lender of: (a) any proceeding or inquiry by any party with respect to the presence of any Hazardous Substance on, under, from or about the Property; (b) all claims made or threatened by any third party against Borrower or the Property relating to any loss or injury resulting from any Hazardous Substance; and (c) Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Property that could cause the Property to be subject to any investigation or cleanup pursuant to any Environmental Law. Borrower shall permit Lender to join and participate, as a party if it so elects, in any legal proceedings or actions initiated with respect to the Property in connection with any Environmental Law or Hazardous Substance, and Borrower shall pay all reasonable attorneys’ fees incurred by Lender in connection therewith. In the event that any environmental site assessment report prepared for the Property recommends that an operations and maintenance plan be implemented for Asbestos or any Hazardous Substance, Borrower shall cause such operations and maintenance plan to be prepared and implemented at Borrower’s expense upon request of Lender and in accordance with the recommendation. In the event that any inspection, assessment, investigation, site monitoring, containment, cleanup, removal, restoration, corrective action or other work of any kind to prevent, cure or mitigate any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or which is reasonably necessary under an applicable Environmental Law or recommended by a third-party professional retained by Lender (“Remedial Work”) is recommended, Borrower shall, at its sole cost and expense, commence and thereafter diligently prosecute to completion all such Remedial Work within thirty (30) days after written demand by Lender for performance thereof (or such shorter period of time as may be required under applicable law).

38.	Management of the Property

Borrower further covenants and agrees with Lender as follows:

(a) Borrower shall cause the hotel located on the Property to be operated pursuant to the Management Agreement.

(b) Borrower shall:

(i) pay all sums required to be paid by Borrower under the Management Agreement and promptly perform and/or observe all of the material covenants and agreements required to be performed and observed by it under the Management Agreement;

(ii) promptly notify Lender in writing of any default under the Management Agreement of which it is aware and provide Lender with copies of any notices delivered in connection therewith;

(iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Management Agreement;

(iv) promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the manager under the Management Agreement;

(v) use its reasonable efforts to obtain, from time to time, from the Manager such certificates of estoppel with respect to compliance by Borrower with the terms of the Management Agreement as may be requested by Lender;

(vi) exercise each individual option, if any, to extend or renew the term of the Management Agreement upon demand by Lender made at any time within one year of the last day upon which any such option may be exercised, and Borrower hereby expressly authorizes and appoints Lender its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest; provided, however, that so long as no

Event of Default exists hereunder or under any of the Loan Documents, Lender shall not be entitled to exercise the foregoing appointment; and

(vii) promptly notify Lender in writing and provide Lender with copies of any material notices delivered to Borrower or of which Borrower becomes aware, including, without limitation, any notice of violation of any laws, regulations, or ordinances or other notice from any governmental or quasi-governmental authority, or any notice of default under the Leases, the Management Agreement or any other document or agreement relating to the Property, which contain information that, if true, might materially adversely affect the value, use or operation of the Property.

(c) Borrower shall not, without Lender’s prior written consent: (i) surrender, terminate or cancel the Management Agreement; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement; (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under the Management Agreement in any material respect; or (v) operate the Property under the name of any hotel chain or system other than Wyndham or as a full-service Marriott hotel, Hilton hotel or other similar, recognized and established, high quality, full-service hotel.

(d) Borrower shall not, without Lender’s prior written consent, enter into transactions with any affiliate including, without limitation, any arrangement providing for the management of the hotel on the Property, the rendering or receipt of services or the purchase or sale of inventory, except any such transaction in the ordinary course of business of Borrower if the monetary or business consideration arising therefrom would be substantially as advantageous to Borrower as the monetary or business consideration which would obtain in a comparable transaction with a person not an affiliate of Borrower.

(e) Borrower irrevocably authorizes and directs Manager to deliver to Lender: (i) all operating information concerning the Property submitted by Borrower to Manager; (ii) the written results of all quality assurance inspections of the Property performed by Manager; and (iii) such other information in the possession of Manager that Lender or Lender’s agents may reasonably request, from time to time regarding management or operation of the Property, including any information in the possession of Manager relating to Borrower not included in the reports referred to above.

39.	Handicapped Access

(a) Borrower agrees that the Property shall at all times comply to the extent applicable with the requirements of the Americans with Disabilities Act of 1990, all state and local laws and ordinances related to handicapped access and all rules, regulations, and orders issued pursuant thereto including, without limitation, the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities (collectively, “Access Laws”).

(b) Notwithstanding any provisions set forth herein or in any other document regarding Lender’s approval of alterations of the Property, Borrower shall not alter the Property in any manner which would increase Borrower’s responsibilities for compliance with the applicable Access Laws without the prior written approval of Lender. The foregoing shall apply to tenant improvements constructed by Borrower or by any of its tenants. Lender may condition any such approval upon receipt of a certificate of Access Law compliance from an architect, engineer or other person acceptable to Lender.

(c) Borrower agrees to give prompt written notice to Lender of the receipt by Borrower of any written complaints related to violation of any Access Laws and of the commencement of any proceedings or investigations which relate to compliance with applicable Access Laws.

40.	ERISA

(a) Borrower covenants and agrees that it shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Deed, and the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended (“ERISA”).

(b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of this Deed, as reasonably requested by Lender, that: (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:

(A) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. Section 2510.3- 101 (b)(2);

(B) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. Section 2510.3- l01(f)(2); or

(C) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. Section 2510.3-101(c) or (e) or an investment company registered under The Investment Company Act of 1940.

41.	Indemnification

In addition to any other indemnifications provided herein, in the Lease Assignment, the Environmental Agreement or in the other Loan Documents, but subject to the provisions of

Section 42, Borrower shall protect, defend, indemnify and save harmless Lender from and against all liabilities, obligations, claims, demands, damages, penalties, causes of action, losses, fines, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses), imposed upon or incurred by or asserted against Lender by reason of: (a) ownership of this Deed, Borrower’s current ownership interest in the Property or receipt of any Profits; (b) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways at any time during which Borrower or Manager has a right of possession; (c) any use, nonuse or condition in, on or about the Property or any part thereof or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways at any time during which Borrower or Manager has a right of possession; (d) any Event of Default related to failure on the part of Borrower to perform or comply with any of the terms of this Deed; (e) any Event of Default related to performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (f) any Event of Default related to the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release, or threatened release of any Hazardous Substance or Asbestos on, from, or affecting the Property or any other property; (g) any Event of Default related to any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Substance or Asbestos; (h) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Substance or Asbestos; (i) any violation of the Environmental Laws, which are based upon or in any way related to such Hazardous Substance or Asbestos including, without limitation, the costs and expenses of any remedial action, reasonable attorneys’ and consultants’ fees, investigation and laboratory fees, court costs, and litigation expenses; (j) any failure of the Property to comply with any Access Laws; (k) any Event of Default related to any representation or warranty made in the Note, this Deed or the other Loan Documents being false or misleading in any respect as of the date such representation or warranty was made; (l) any claim by brokers, finders or similar persons with whom Borrower or an affiliate of Borrower has communicated, claiming to be entitled to a commission in connection with any Lease or other transaction involving the Property or any part thereof under any legal requirement or any liability asserted against Lender with respect thereto, except for those parties with whom Lender has directly contracted; (m) the claims of any lessee of all or any portion of the Property or any person acting through or under any lessee or otherwise arising under or as a consequence of any Lease; and (n) claims of any persons arising under or as a consequence of the Operating Agreements. Any amounts payable to Lender by reason of the application of this Section shall be immediately due and payable upon written demand, accompanied by reasonable documentation evidencing such loss and/or costs, shall be secured by this Deed and shall bear interest at the Default Rate from the date of such demand until paid. Notwithstanding the foregoing or anything to the contrary in any of the Loan Documents, Borrower shall not be liable for any losses incurred by Lender arising solely as a direct result of Lender’s gross negligence or willful misconduct or with respect to any violation which Borrower can establish results from any matter or incident occurring after, or any Hazardous Substances or Asbestos being placed on, above or under the Property only subsequent to, any foreclosure by Lender or acceptance by Lender of a deed in lieu of foreclosure with respect to the Property, or otherwise after neither Borrower nor any lessee of Borrower is in possession of, or holds title to, the Property (unless Borrower or its lessee has abandoned the Property). The obligations and liabilities of Borrower under this Section shall survive any termination, satisfaction or assignment of this Deed or the entry of a judgment of foreclosure, sale of the Property by nonjudicial foreclosure sale, or delivery of a conveyance in lieu of foreclosure, but shall continue to be subject to the limitations on recourse set forth in Section 42 below, to the extent applicable, which shall also survive.

42.	Limitations on Recourse and Indemnification

(a) Subject to the qualifications set forth in Section 9 of the Note and the qualifications set forth in the Guaranty and the Environmental Agreement, the terms and provisions of which are hereby incorporated by reference, neither Borrower nor Guarantor nor any member, manager, partner, shareholder, officer or director of any of them or any successors or assigns of the foregoing (collectively, the “Exculpated Parties”) shall be personally liable either at law or in equity for the repayment of the Debt or the failure of performance of any other obligation evidenced by the Note or terms or provisions contained in this Deed or the other Loan Documents and Lender will satisfy any judgments, orders or decrees on account of the failure to repay such Debt and/or the failure to perform any such obligation only, from the Property and any other real or personal property, tangible or intangible, as Borrower, Guarantor or any other entity shall have pledged or assigned to secure the Note by any of the Loan Documents, except that Lender may bring a foreclosure action, an action for specific performance which does not require expenditure of funds not pledged as security or any other appropriate action or proceeding to enable Lender to enforce and realize upon the Note, this Deed, the other Loan Documents, and the interests in the Property and any other collateral given to Lender pursuant to this Deed and the other Loan Documents; provided, however, that, except as specifically provided in this Section, any judgment in any such action or proceeding (including, without limitation, any judgment of specific performance or other equitable relief) shall be enforceable against Borrower or any other Exculpated Party only to the extent of Borrower’s or such Exculpated Party’s interest in the Property and in any other collateral given to Lender to secure the Debt. Lender, by accepting the Note, this Deed and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower or any other Exculpated Party in any such action or proceeding, under, by reason of or in connection with this Deed, the other Loan Documents or the Note. Subject to the foregoing limitations on recourse, the provisions of this Section shall not, however: (i) constitute a waiver, release or impairment of any obligation (other than with respect to the recourse nature thereof) evidenced or secured by this Deed or the other Loan Documents or the Note; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under this Deed; (iii) affect the validity or enforceability of any guaranty or indemnity made in connection with this Deed or the other Loan Documents; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the right of Lender to bring suit with respect to fraud or misrepresentation by Borrower or any other person or entity in connection with the Deed or the other Loan Documents; or (vi) affect the validity or enforceability of the Loan Documents; or (vii) affect the ability or right of Lender to sue any Guarantor for those matters addressed in the Guaranty or the Environmental Agreement.

(b) Nothing herein shall be deemed to be a waiver of any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt secured by the Deed or to require that all collateral shall continue to secure all of the debt owing to Lender in accordance with the Note, this Deed and the other Loan Documents.

43.	Notice

Any notice, demand, statement, request, consent or other material communication made hereunder shall be in writing and shall be deemed given on the next business day if sent by Federal Express or other reputable overnight courier and designated for next business day delivery, or on the third (3rd) day following the day such notice is deposited with the United States postal service first class certified mail, return receipt requested, at the addresses set forth below, of the party to whom such notice is to be given, or to such other address or additional party as Borrower, Guarantor or Lender, as the case may be, shall in like manner designate in writing:

Borrower:	Atlanta American Hotel Investors, L.P.
c/o Wyndham International, Inc.
1950 Stemmons Freeway
Suite 6001
Dallas, Texas 75207
Fax No.: (214) 863-1669
Attention: Mr. Michael Higa

With a copy to:	Locke Liddell & Sapp LLP
2200 Ross Avenue
Suite 2200
Dallas, Texas 75201-6776
Fax No.: (214) 740-8800
Attention: Michael Sanderson, Esq.

Lender:	GMAC Commercial Mortgage Corporation
200 Witmer Road
Horsham, Pennsylvania 19044
Fax No.: (215) 328-4620
Attention: Servicing- Executive Vice President

With a copy to:	GMAC Commercial Mortgage Corporation
8614 Westwood Center Drive, Suite 630
Vienna, Virginia 22182
Fax No.: (703) 749-4366
Attention: Lewis L. Delafield
Loan No. 01-1044432

With a copy to:	Katten Muchin Zavis Rosenman
1025 Thomas Jefferson Street, N.W.
Washington, D.C. 20007-5201
Fax No.: (202) 298-7570
Attn.: Christopher J. Hart, Esq.

44.	Authority

Borrower represents and warrants that: (a) it has full power, authority and right to execute, deliver and perform its obligations pursuant to this Deed, give, grant, bargain, sell, alien, enfeoff, convey, confirm, warrant, pledge, hypothecate and assign the Property pursuant to the terms hereof and to keep and observe all of the terms of this Deed on Borrower’s part to be performed; and (b) Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and the related Treasury Department regulations, including temporary regulations. Lender represents and warrants that it has full power, authority and right to execute, deliver and perform its obligations pursuant to this Deed.

45.	Waiver of Notice

Neither Borrower nor Guarantor shall be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Deed or other Loan Documents specifically and expressly provided for the giving of notice by Lender to Borrower or Guarantor and except with respect to matters for which Lender is required by applicable law to give notice, and Borrower and Guarantor each hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Deed or other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower or Guarantor, including, without limitation, notice of certain defaults, notice of intention to accelerate sums under the Loan Documents and notice of acceleration of sums under the Loan Documents. All notices required hereunder must be in writing, delivered by certified mail (return receipt requested), personal delivery or overnight delivery.

46.	Intentionally Omitted.

47.	Sole Discretion of Lender

Wherever pursuant to this Deed Lender exercises any right given to it to consent, approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to consent, approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory shall be in the discretion of Lender, Lender hereby agreeing that, with respect to the foregoing, it shall not act arbitrarily and shall act in good faith, consistent with Lender’s mortgage lending practices, and (unless Lender is determined to have acted other than as described above) such decision and/or determination and shall be final and conclusive absent manifest error, and except as may be otherwise expressly and specifically provided herein. Any disapproval, rejection, or denial of consent by Lender with respect to any submission or request for approval or consent by Borrower shall, at Borrower’s request, be made in writing delivered to Borrower, and shall specify the reasons for such disapproval, rejection, or denial.

48.	Non-Waiver

The failure of Lender to insist upon strict performance of any term hereof shall not be deemed to be a waiver of any term of this Deed. Borrower shall not be relieved of Borrower’s obligations hereunder by reason of: (a) the failure of Lender to comply with any request of Borrower or Guarantor to take any action to foreclose this Deed or otherwise to enforce any of the provisions hereof or of the Note or the other Loan Documents; (b) the release, regardless of consideration, of the whole or any part of the Property, or of any person liable for the Debt or any portion thereof; or (c) any agreement or stipulation by Lender extending the time of payment or otherwise modifying or supplementing the terms of the Note, this Deed or the other Loan Documents. Lender may resort for the payment of the Debt to any other security held by Lender in such order and manner as Lender, in its discretion, may elect. Lender may take action to recover the Debt, or any portion thereof, or to enforce any covenant hereof without prejudice to the right of Lender thereafter to foreclose this Deed. The rights and remedies of Lender under this Deed shall be separate, distinct and cumulative and none shall be given effect to the exclusion of the others. No act of Lender shall be construed as an election to proceed under any one provision herein to the exclusion of any other provision. Lender shall not be limited exclusively to the rights and remedies herein stated but shall be entitled to every right and remedy now or hereafter afforded at law or in equity, subject to the provisions of Section 42 hereof.

49.	No Oral Change

This Deed, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Borrower or Lender, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

50.	Liability

If Borrower or Guarantor consists of more than one person, the obligations and liabilities of each such person hereunder and of each of Borrower and Guarantor shall be joint and several. Subject to the provisions hereof requiring Lender’s consent to any transfer of the Property, this Deed shall be binding upon and inure to the benefit of Borrower, Guarantor and Lender and their respective successors and assigns forever.

51.	Inapplicable Provisions

If any term, covenant or condition of this Deed is held to be invalid, illegal or unenforceable in any respect, this Deed shall be construed without such provision.

52.	Section Headings

The headings and captions of the various Sections of this Deed are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

53.	Counterparts

This Deed may be executed in any number of counterparts and each such duplicate original shall be deemed to be an original.

54.	Certain Definitions

Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Deed may be used interchangeably in singular or plural form and the word “Borrower” shall mean “each Borrower”, the word “Lender” shall mean “Lender, its successors and assigns, and any subsequent holder of the Note”, the word “Debt” shall mean “the Note and any other evidence of indebtedness secured by this Deed”, the word “person” shall include an individual, corporation, partnership, trust, unincorporated association, government, governmental authority and any other entity, and the word “Property” shall include any portion of the Property and any interest therein and the words “attorneys’ fees” shall include any and all reasonable attorneys’ fees, paralegal and law clerk fees including, without limitation, fees at the pretrial, trial and appellate levels incurred or paid by Lender in protecting its interest in the Property and Collateral and enforcing its rights hereunder. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

55.	Assignments

Lender shall have the right to assign or transfer its rights under this Deed without limitation, at no cost to Borrower. Any assignee or transferee shall be entitled to all the benefits afforded Lender under this Deed. Neither Borrower nor Guarantor shall, without the prior written consent of Lender, which consent may be withheld in Lender’s sole discretion, assign or transfer its rights under this Deed or any of the Loan Documents.

56.	SUBMISSION TO JURISDICTION

BORROWER, GUARANTOR AND LENDER EACH HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE STATE OF GEORGIA OR FEDERAL COURT SITTING IN FULTON COUNTY, STATE OF GEORGIA OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS DEED. BORROWER, GUARANTOR AND LENDER EACH MAY, AT ITS SOLE DISCRETION, ELECT THE STATE OF GEORGIA, OR THE UNITED STATES OF AMERICA FEDERAL DISTRICT COURT HAVING JURISDICTION OVER THE STATE OF GEORGIA AS THE VENUE OF ANY SUCH SUIT, ACTION OR

PROCEEDING. BORROWER, GUARANTOR AND LENDER EACH HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO SUCH VENUE AS BEING AN INCONVENIENT FORUM.

57.	Agent for Receipt of Process

Borrower hereby irrevocably appoints Mr. Phil Gosch, having an address at 1950 Stemmons Freeway, Suite 6001, Dallas, Texas 75207 as its authorized agent to accept and acknowledge, on behalf of Borrower, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 56 hereof in any State or Federal court within the State of Georgia. If such agent shall cease so to act, Borrower shall irrevocably designate and appoint without delay another such agent satisfactory to Lender, and shall promptly deliver to Lender written evidence of such other agent’s acceptance of such appointment.

58.	Service of Process

To the extent permitted by applicable law, process in any suit, action or proceeding of the nature referred to in Section 57 hereof may be served: (a) by registered or certified mail, postage prepaid, to Borrower, Guarantor or Lender, as applicable, at the address set forth above or to such other address of which Borrower, Guarantor or Lender, as applicable, shall have given the other party written notice; or (b) if Borrower, Guarantor or Lender, as applicable, shall not have made an appearance within twenty-one (21) days after service in accordance with clause (a) of this Section, by hand delivery to the agent identified in Section 57 hereof, or such successor agent as shall have been identified in accordance with Section 57 hereof. Nothing in this Section shall affect such party’s right to serve process in any manner permitted by law, or limit such party’s right to bring proceedings against the other party in the courts of any other jurisdiction.

59.	WAIVER OF JURY TRIAL

BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE NOTE, THIS DEED OR THE OTHER LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

60.	Homestead

Borrower hereby waives and renounces all homestead and exemption rights provided by the constitution and the laws of the United States and of any state, in and to the Property as against the collection of the Debt, or any part thereof.

61.	CHOICE OF LAW

THIS DEED SHALL BE DEEMED TO BE A CONTRACT ENTERED INTO PURSUANT TO THE LAWS OF THE STATE IN WHICH THE PROPERTY IS LOCATED AND SHALL IN ALL RESPECTS BE GOVERNED, CONSTRUED, APPLIED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF SUCH JURISDICTION.

62.	Time of Essence

Time is of the essence of this Deed and of each and every term, covenant and condition herein.

63.	Survival

All covenants, representations and warranties made herein shall survive the making of the Loan and the delivery of the Note and other Loan Documents, and, except as otherwise expressly set forth herein, shall terminate upon the release or reconveyance of this Deed by Lender. Except as hereinafter specifically set forth below, the representations and warranties, covenants, and other obligations arising under Sections 35, 36, 37 and 41 of this Deed shall in no way be impaired by: any satisfaction or other termination of this Deed, any assignment or other transfer of all or any portion of this Deed or Lender’s interest in the Property (but, in such case, shall benefit both Lender and any assignee or transferee), any exercise of Lender’s rights and remedies pursuant hereto including, but not limited to foreclosure or acceptance of a deed in lieu of foreclosure, any exercise of any rights and remedies pursuant to the Note or any of the other Loan Documents, any transfer of all or any portion of the Property (whether by Borrower or by Lender following foreclosure or acceptance of a deed in lieu of foreclosure or at any other time), any amendment to this Deed, the Note or the other Loan Documents, and any act or omission that might otherwise be construed as a release or discharge of Borrower from the obligations pursuant hereto. Notwithstanding anything in this Deed to the contrary, all obligations and liabilities of Borrower under Sections 35, 36, 37 and 41 of this Deed shall cease and terminate on the earlier to occur of (a) the first (1st) anniversary of the date of payment to Lender in cash of the entire Debt, and (b) the first date, after payment to Lender in cash of the entire Debt, on which Borrower, at its sole cost and expense, delivers to Lender a Phase I environmental site assessment of the Property in form and substance, and prepared by a qualified environmental consultant, reasonably satisfactory in all respects to Lender and indicating the Property is in full compliance with all applicable Environmental Laws.

64.	No Third-Party Beneficiary Rights Created

The parties hereto expressly declare that it is their joint and mutual intention that this Deed and the transactions contemplated hereby shall not be construed as creating a third party beneficiary contract, and neither this Deed nor any of the other Loan Documents shall be construed as giving or conferring any rights or benefits whatsoever to or upon any other persons or entities other than Borrower, Guarantor and Lender.

65.	Discharge

If all indebtedness secured hereby is promptly paid when due, the conveyance of the Property shall be null and void, otherwise to remain in full force and effect.

66.	Maintaining Priority of Deed

Borrower shall, at its expense, cause the recordation of this Deed and of any other instrument evidencing or securing the Note wherever such recording is required in order to protect the first lien and priority of this Deed or such instrument against the claims of third parties. Borrower hereby covenants and agrees at all times, at its sole expense, take such other action and execute and record such other instruments as may be necessary to preserve and protect the first lien and priority of this Deed and all other instruments evidencing or securing the Note.

67.	Costs

(a) Borrower acknowledges and confirms that Lender shall impose certain reasonable administrative processing and/or commitment fees in connection with (a) the extension, renewal, modification, amendment and termination of its loans, (b) the release or substitution of collateral therefor, (c) obtaining certain consents, waivers and approvals with respect to the Property, or (d) the review of any Lease or proposed Lease or the preparation or review of any subordination, non-disturbance agreement. Borrower further acknowledges and confirms that it shall be responsible for the payment of all costs of reappraisal of the Property or any part thereof, whether required by law, regulation, Lender or any governmental or quasi-governmental authority to the extent provided in, and in accordance with Sections 4 and 8 hereof. Borrower hereby acknowledges and agrees to pay promptly following demand, which demand shall include documentation describing Lender’s expenditures in reasonable detail, all such fees (as the same may be increased or decreased from time to time), and any additional reasonable fees of a similar type or nature which may be imposed by Lender from time to time, upon the occurrence of any such event or similar event. Wherever it is provided for herein that Borrower pay any costs and expenses, such costs and expenses shall include, but not be limited to, all reasonable legal fees and disbursements of Lender.

(b) (i) Borrower shall pay all reasonable legal fees incurred by Lender in connection with (A) the preparation of the Note, this Deed and the other Loan Documents; and (B) the items set forth in subsection (A) above, and (ii) Borrower shall pay to Lender promptly following demand (which demand shall, except in the event that an Event of Default then exists hereunder, include documentation describing Lender’s expenditures in reasonable detail) any and all expenses, including legal expenses and attorneys’ fees, incurred or paid by Lender in protecting its interest in the Property or Personal Property or in collecting any amount payable hereunder or in enforcing its rights hereunder with respect to the Property or Personal Property, whether or not any legal proceeding is commenced hereunder or thereunder and whether or not any default or Event of Default shall have occurred and is continuing, together with interest thereon at the Default Rate from the date of such demand (or, in the event that an Event of Default then exists hereunder, from the date paid or incurred by Lender) until such expenses are paid by Borrower.

68.	Ground Lease

Borrower shall (i) pay all rents, additional rents and other sums required to be paid by Borrower, as tenant under and pursuant to the provisions of the Ground Lease prior to delinquency, (ii) perform and observe all of the material terms, covenants and conditions of the Ground Lease on the part of Borrower, as tenant thereunder, to be performed and observed prior to the expiration of any applicable grace period therein provided, and (iii) promptly notify Lender of the giving of any notice by the Ground Lessor, as landlord under the Ground Lease to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Ground Lease on the part of Borrower, as tenant thereunder, to be performed or observed and deliver to Lender a true copy of each such notice. Borrower shall not, without the prior consent of Lender (which shall not be unreasonably withheld, conditioned or delayed), surrender the leasehold estate created by the Ground Lease or terminate or cancel the Ground Lease or modify, change, supplement, alter or amend any material provisions of the Ground Lease, in any material respect, either orally or in writing, and Borrower hereby collaterally assigns to Lender, as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of this Deed, all of the rights, privileges and prerogatives of Borrower, as tenant under the Ground Lease, to surrender the leasehold estate created by the Ground Lease or to terminate, cancel, or materially modify, change, supplement, alter or amend any material provisions of the Ground Lease, and any such surrender of the leasehold estate created by the Ground Lease or termination, cancellation, or material modification, change, supplement, alteration or amendment of the Ground Lease without the prior consent of Lender shall be void and of no force and effect. If Borrower shall default in the performance or observance of any material term, covenant or condition of the Ground Lease on the part of Borrower, as tenant thereunder, to be performed or observed, which continues uncured after the expiration of all applicable notice and cure periods, then, without limiting the generality of the other provisions of this Deed, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the material terms, covenants and conditions of the Ground Lease on the part of Borrower, as tenant thereunder, to be performed or observed, to the end that the rights of Borrower in, to and under the Ground Lease shall be kept unimpaired and free from forfeiture. If Lender shall make any payment or perform any act or take action in accordance with the preceding sentence, Lender will notify Borrower of the making of any such payment, the performance of any such act, or the taking of any such action. In any such event, during the continuance of any Event of Default, subject to the rights of tenants, subtenants and other occupants under the Leases, Lender and any person designated by Lender shall have, and are hereby granted, the right to enter upon the Property at any time and from time to time for the purpose of taking any such action and to pay and expend such sums of money as Lender reasonably deems necessary for any such purpose and upon so doing shall be subrogated to any and all rights of the landlord under the Ground Lease. Borrower hereby agrees to pay to Lender promptly following demand (which demand shall, except in the event that an Event of Default then exists hereunder, include documentation describing Lender’s expenditures in reasonable detail), all such sums so paid and expended by Lender, together with interest thereon from the day of such demand at the Default Rate (as defined in the Note). All sums so paid and expended by Lender and the interest thereon shall be secured by the legal operation and effect of this Deed. If the Ground Lessor, as landlord under the Ground Lease shall deliver to Lender a copy of any notice of default sent by the Ground Lessor to Borrower, as tenant under the Ground Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon after consultation with Borrower. Borrower shall exercise each individual option, if any, to extend or renew the term of the Ground Lease upon demand by Lender made at any time within one (1) year of the last day upon which any such option may be exercised, and Borrower hereby expressly authorizes and appoints Lender its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Borrower will not subordinate or consent to the subordination of the Ground Lease to any Deed, security deed, lease or other interest on or in the landlord’s interest in all or any part of the Property, unless, in each such case, the written consent of Lender shall have been first had and obtained. So long as any portion of the Debt shall remain unpaid, unless Lender shall otherwise consent, the fee title to the Land and the leasehold estate therein created pursuant to the provisions of the Ground Lease shall not merge but shall always be kept separate and distinct, notwithstanding the union of such estates in Borrower, Lender, or in any other person by purchase, operation of law or otherwise. Lender reserves the right, at any time, to release portions of the Property, including, but not limited to, the leasehold estate created by the Ground Lease, with or without consideration, at Lender’s election, without waiving or affecting any of its rights hereunder or under the Note or the other Loan Documents and any such release shall not affect Lender’s rights in connection with the portion of the Property not so released.

69.	Local Law Provisions

Notwithstanding any term or provision otherwise set forth in this Deed, the following terms and provisions shall govern and control:

(a) During the continuance of an Event of Default, Lender, or the agent or successor of Lender, may, at its option, sell or offer for sale the Property in such portions, order and parcels as Lender may determine with or without having first taken possession of same, to the highest bidder for cash at one or more public sales in accordance with the terms and provisions of the law of the State of Georgia. Such sale shall be made before the door of the courthouse of the county in which the Property (or any portion thereof to be sold) is situated (whether the parts or parcels thereof, if any, in different counties are contiguous or not, and without the necessity of having any personal property hereby secured present at such sale), on such day and at such times as permitted under applicable law of the State of Georgia, after advertising the time, place and terms of sale once a week for four (4) consecutive weeks, immediately prior to the date of sale (but without regard to the number of days elapsed intervening between the date of publication of the first advertisement and the date of sale) in a newspaper in which sheriff’s sales are advertised in said county. In the event of any such public sale pursuant to the aforesaid power of sale and agency, the Borrower shall be deemed a tenant holding over and shall forthwith deliver possession of the Property to the purchaser or purchasers at such sale or be summarily dispossessed according to provisions of law applicable to tenants holding over.

At any such public sale, Lender may execute and deliver in the name of Borrower to the purchaser a conveyance of the Property or any part of the Property in fee simple. Borrower hereby constitutes and appoints Lender the agent and attorney-in-fact of Borrower to make such sale and conveyance, and thereby to divest Borrower of all right, title and equity that Borrower may have in and to the Property and to vest the same in the purchaser or purchasers at such sale or sales, and all the acts and doings of said agent and attorney-in-fact are hereby ratified and confirmed and any recitals in said conveyance or conveyances as to facts essential to a valid sale shall be binding upon Borrower. The aforesaid power of sale and agency hereby granted are coupled with an interest and are irrevocable by death or otherwise, are granted as cumulative of the other remedies provided hereby or by law for collection of the Debt and shall not be exhausted by one exercise thereof but may be exercised until full payment of all of the Debt. In the event of any sale under this Deed by virtue of the exercise of the powers herein granted, or pursuant to any order in any judicial proceeding or otherwise, the Property may be sold in its entirety or in separate parcels and in such manner or order as Lender in its sole discretion may elect, and if Lender so elects, Lender may sell the personal property covered by this Deed together with the other Property or at one or more separate sales in any manner permitted by the Uniform Commercial Code of Georgia, and one or more exercises of the powers herein granted shall not extinguish or exhaust such powers, until all the Property is sold or the Note and other secured indebtedness is paid in full. If the Note and other secured indebtedness is now or hereafter further secured by any chattel mortgages, deeds to secure debt or deeds of trust, pledges, contracts or guaranty, assignments of lease, or other security instruments, Lender at its option may exhaust the remedies granted under any of said security instruments either concurrently or independently, and in such order as Lender may determine.

(b) Upon any foreclosure sale or sales of all or any portion of the Property under the power herein granted, Lender may bid for and purchase the Property and shall be entitled to apply all or any part of the Debt as a credit to the purchase price.

(c) In the event of a foreclosure or a sale of all or any portion of the Property under the power herein granted, the proceeds of said sale shall be applied, in whatever order Lender in its sole discretion may decide, to the expenses of such sale and of all proceedings in connection therewith (including, without limitation, attorneys’ fees and expenses), to insurance premiums, liens, assessments, taxes and charges (including, without limitation, utility charges advanced by Lender), to payment of the outstanding principal balance of the Debt, and to the accrued interest on all of the foregoing; and the remainder, if any, shall be paid to Borrower, or to the person or entity lawfully entitled thereto.

(d) WAIVER OF BORROWER’S RIGHTS. BY EXECUTION OF THIS DEED AND BY INITIALING THIS SECTION 69(d), BORROWER EXPRESSLY: (A) ACKNOWLEDGES THE RIGHT TO ACCELERATE THE INDEBTEDNESS EVIDENCED BY THE NOTE AND THE POWER OF ATTORNEY GIVEN HEREIN TO LENDER TO SELL THE PROPERTY BY NONJUDICIAL FORECLOSURE UPON DEFAULT BY BORROWER WITHOUT ANY JUDICIAL HEARING AND WITHOUT ANY NOTICE (EXCEPT AS OTHERWISE PROVIDED HEREIN); (B) EXCEPT TO THE EXTENT PROVIDED OTHERWISE HEREIN, WAIVES ANY AND ALL RIGHTS WHICH BORROWER MAY HAVE UNDER THE CONSTITUTION OF THE UNITED STATES (INCLUDING THE FIFTH AND FOURTEENTH AMENDMENTS THEREOF), THE VARIOUS PROVISIONS OF THE CONSTITUTIONS FOR THE SEVERAL STATES, OR BY REASON OF ANY OTHER APPLICABLE LAW, TO NOTICE AND TO JUDICIAL HEARING PRIOR TO THE EXERCISE BY LENDER OF ANY RIGHT OR REMEDY HEREIN PROVIDED TO LENDER; (C) ACKNOWLEDGES THAT BORROWER HAS READ THIS DEED AND ITS PROVISIONS HAVE BEEN EXPLAINED FULLY TO BORROWER AND BORROWER HAS CONSULTED WITH COUNSEL OF BORROWER’S CHOICE PRIOR TO EXECUTING THIS DEED; AND (D) ACKNOWLEDGES THAT ALL WAIVERS OF THE AFORESAID RIGHTS OF BORROWER HAVE BEEN MADE KNOWINGLY, INTENTIONALLY AND WILLINGLY BY BORROWER AS PART OF A BARGAINED FOR LOAN TRANSACTION:

INITIALED BY BORROWER:

By:

(e) Notwithstanding anything contained herein to the contrary, (i) “reasonable attorneys’ fees” are not, and shall not be, statutory attorneys’ fees under the Official Code of Georgia (“O.C.G.A.”), (ii) if, under any circumstances Borrower is required hereunder to pay any or all of Lender’s attorneys’ fees and expenses, Borrower shall be responsible only for actual legal fees and out of pocket expenses actually incurred by Lender at customary hourly rates for the work done, and (iii) Borrower shall not be liable under any circumstances for additional attorneys’ fees or expenses under O.C.G.A. Section 13-1-11.

70.	Amendment and Restatement.

This Deed amends, restates, in its entirety, and supersedes the Original Deed.

[SIGNATURE APPEARS ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Borrower has duly executed and delivered this Amended and Restated Deed to Secure Debt, Assignment of Leases and Profits and Security Agreement under seal as of the day and year first above written.

BORROWER:

ATLANTA AMERICAN HOTEL INVESTORS, L.P., a Delaware limited partnership

By:	WHC Atlanta GP, LLC, a Delaware limited liability company, its general partner

	By:	Patriot American Hospitality Partnership, L.P., a Virginia limited partnership, its sole member

		By:	PAH GP, Inc., a Delaware corporation, its general partner

		By:	/s/ Michael Higa	(SEAL)
		Name:	Michael Higa
		Title:	Vice President

Signed, sealed and delivered in the presence of:

/s/ Illegible
Witness

Denise Duberry Turner
Notary Public

for State of Texas

My Commission expires: 5/20/04

(SEAL)

EXHIBIT A

Legal Description of Property

[attached hereto]